UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Customers Bancorp, Inc.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CUSTOMERS BANCORP

1015 Penn Avenue

Wyomissing, Pennsylvania 19610

(610) 933-2000

April 29, 2013

Dear Shareholders:

We are pleased to invite you to our 2013 annual meeting of shareholders to be held on May 29, 2013 at 9:00 am at the Crown Plaza Reading in Reading, Pennsylvania. At this year’s meeting you will hear a report on matters of current interest to our shareholders and be asked to vote on the items described in the proxy statement.

Our company made significant progress in 2012. The management team was strengthened, we maintained strong capital levels, grew loans and deposits and reported strong earnings. We look forward to 2013 with an optimistic goal of continuing strong performance in spite of a tough economic and regulatory environment.

We hope you will be able to attend the meeting. Even if you are planning to attend the meeting in person, we strongly encourage you to vote by internet or telephone or complete, sign and return your proxy card prior to the meeting. This will ensure that your shares are represented at the meeting. The proxy statement explains more about proxy voting and contains additional information about the business to be conducted at the meeting. Please read it carefully.

Every shareholder vote is important. To ensure your vote is counted at the annual meeting, please vote as promptly as possible.

Thank you for your ongoing support of our company. We appreciate your confidence and will continue to work in building long term shareholder value.

Sincerely,

Jay S. Sidhu Chairman and Chief Executive Officer

CUSTOMERS BANCORP

1015 Penn Avenue

Wyomissing, Pennsylvania 19610

(610) 933-2000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

An Annual Meeting of the shareholders of Customers Bancorp, Inc. (the “Company”) will be held on May 29, 2013, at the Crowne Plaza Hotel, 1741 Papermill Road, Reading, Pennsylvania at 9:00 a.m. to vote on the following proposals:

1.	To elect two Class II directors of the Company to serve a three-year term; and

2.	To ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013.

The Board of Directors has set the Record Date for the Annual Meeting as April 22, 2013 (the “Record Date”). Only holders of record of the Company’s Voting Common Stock at the close of business on that date can vote at the meeting. As long as a quorum is present or represented at the Annual Meeting, the affirmative vote of a majority of the Company’s Voting Common Stock present, in person or by proxy is required to pass Proposal 2, and the candidates receiving the highest number of votes shall be elected under Proposal 1. As of the Record Date, there were approximately 13,791,016 shares of the Company’s Voting Common Stock outstanding. While the Company has shares of Class B Non-Voting Common Stock outstanding, those shares are not entitled to vote at nor receive notice of the meeting.

The directors of the Company unanimously believe that Proposals 1 and 2 are in the best interests of the Company and its shareholders, and urge shareholders to vote “FOR” the election of the nominated directors in Proposal 1, and “FOR” Proposal 2.

This proxy statement and the Company’s annual report to security holders are available at www.customersbank.com by clicking on “About Us,” followed by “Investor Relations,” and then the “Proxy Statement” or “Annual Report” tab, as applicable, or by going to https://www.proxyvote.com.

By Order of the Board of Directors

Glenn A. Yeager, Corporate Secretary

Mailed on or about April 29, 2013

YOUR VOTE IS IMPORTANT, REGARDLESS OF HOW MANY SHARES YOU OWN. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY FORM PROMPTLY IN THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD FOR INTERNET OR TELEPHONE VOTING. IF YOU ATTEND THE MEETING AND PREFER TO VOTE IN PERSON, YOU MAY DO SO, EVEN IF YOU TURN IN YOUR PROXY AT THIS TIME. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE FOR ANY PURPOSE BY GIVING WRITTEN NOTICE OF REVOCATION TO OUR CORPORATE SECRETARY AT OUR WYOMISSING OFFICE AT 1015 PENN AVE. SUITE 103, WYOMISSING, PENNSYLVANIA 19610. YOU MAY ALSO APPEAR IN PERSON AT THE ANNUAL MEETING AND ASK TO WITHDRAW YOUR PROXY PRIOR TO ITS USE FOR ANY PURPOSE AND THEN VOTE IN PERSON. A LATER DATED PROXY REVOKES AN EARLIER DATED PROXY.

i

PROXY STATEMENT

Customers Bancorp, Inc.

1015 Penn Avenue

Wyomissing, Pennsylvania 19610

INFORMATION REGARDING THE ANNUAL MEETING

This Proxy Statement is being furnished to shareholders of Customers Bancorp, Inc. in connection with the solicitation of your proxy to be used at the Annual Meeting of Shareholders to be held on May 29, 2013. At the meeting, you will be asked to consider and vote to elect two Class II directors of Customers Bancorp, Inc. to serve a three-year term, and to ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm of Customers Bancorp, Inc. for the fiscal year ending December 31, 2013. A form of proxy card is enclosed separately.

COMMONLY USED TERMS

For purposes of this Proxy Statement, any references to the “Company,” “we,” “us,” or “our” refer to Customers Bancorp, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

The Company is sending you this Proxy Statement and the accompanying proxy card because the Board of Directors of the Company is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, and return the accompanying proxy card.

The Company has mailed this Proxy Statement and the accompanying proxy card to all shareholders of record entitled to vote at the meeting.

Who is entitled to vote at the meeting?

To be able to vote, you must have been a beneficial owner or record holder of the Company’s Voting Common Stock on April 22, 2013, the Record Date on which the Board of Directors determined shareholders entitled to notice of, and to vote at, the meeting (the “Record Date”).

Shareholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares of Voting Common Stock were registered directly in your name, then you are a shareholder of record. As a shareholder of record you may vote in person at the meeting or by proxy. Whether or not you plan to attend the meeting, we urge you to complete and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank, or Other Agent. If, at the close of business on the Record Date, your shares were not issued directly in your name, but rather were held in an account at a brokerage firm, bank, or by another agent, you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank, or other agent. The broker, bank, or other agent holding your shares in that account is considered to be the shareholder of record for purposes of voting at the meeting.

As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares of Voting Common Stock in your account. You are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I being asked to vote on?

There are two matters scheduled for a vote at the meeting:

1.	To elect two Class II directors of the Company to serve a three-year term; and

2.	To ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013.

The Company’s Board of Directors recommends a vote “FOR” the Board of Director’s nominees identified in this Proxy Statement and “FOR” Proposal 2 above.

How many votes do I have?

Each holder of the Company’s Voting Common Stock is entitled to one vote per share held.

What is a quorum?

For a proposal to be considered at the meeting, a quorum must be present. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter will constitute a quorum for purposes of considering such matter. The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Abstentions and “broker non-votes” (that is, shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will be counted for the purpose of determining whether a quorum is present.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other agent) or if you are present at the meeting. If there is no quorum, a majority of all votes cast at the meeting may adjourn the meeting to another date.

What vote is required?

For Proposal 1, if a quorum is present, the candidates receiving the highest number of votes shall be elected. Cumulative voting is not permitted. “Withheld” votes and broker non-votes will not count in determining the number of votes required to elect a director, and they will not count in favor of or against a director’s election.

For Proposal 2, if a quorum is present, the affirmative vote of a majority of the stock having voting powers, present, in person or by proxy, is required to approve such proposal. Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of the proposal.

For beneficial owners, the rules that guide how most brokers vote your stock have changed over the last several years. The rules provide that brokerage firms or other nominees may not vote your shares with respect to matters that are not “routine” under the rules. The rules now provide that the election of directors is not a “routine” matter. Accordingly, most brokerage firms or other nominees may not vote your shares with respect to the election of directors without specific instructions from you as to how your shares are to be voted. The ratification and appointment of our independent registered public accounting firm for 2013 is considered a “routine” matter under the rules and, therefore, brokerage firms and other nominees have the authority under the rules to vote your unvoted shares with respect to this matter if you have not furnished voting instructions within a specified period of time prior to the meeting.

How do I vote?

For any matter to be voted on except the election of directors, you may vote “FOR” or “Against” or abstain from voting. For the election of directors, you may vote “FOR” the director nominees or your authority may be “Withheld” for one or more of the nominees. The procedures for voting are as follows.

Shareholder of Record: Shares Registered in Your Name. If you are a shareholder of record, you may vote in person at the meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, or by following the instructions on the accompanying proxy card to vote by internet or telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. In such case, notify the Corporate Secretary before the meeting begins of your presence at the meeting and your intention to revoke your previously voted proxy.

To vote in person, come to the meeting and we will give you a ballot when you arrive.

To vote by mail, simply complete, sign, and date the accompanying proxy card and return it promptly in the envelope provided. To vote by internet or telephone, follow the instructions on the accompanying proxy card for internet or telephone voting. If you return your signed proxy card to us before the meeting, or you vote by internet or telephone, we will vote your shares as you direct unless you revoke your proxy.

Beneficial Owner: Shares Registered in the Name of Broker, Bank, or Other Agent. If your shares of the Company’s Voting Common Stock are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank, or other nominee, in lieu of a proxy card you should receive a voting instruction form from that institution by mail. Complete and mail the voting instruction card as instructed to ensure that your vote is counted.

If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (that is, your brokerage firm, bank or other nominee) and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed proxy card without marking any voting selections, your shares will be voted “FOR” Proposal 2 and “FOR” the director nominated by the Board of Directors. If any other matter is properly presented at the meeting, then one of the proxies named on the proxy card will vote your shares using his or her best judgment.

What if I receive more than one proxy card or voting instruction form?

If you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date, and return each proxy card or voting instruction form to ensure that all of your shares will be voted. Only shares relating to proxy cards and voting instruction forms that have been signed, dated, and timely returned will be counted in the quorum and voted.

Who will count the votes and how will my votes be counted?

Votes will be counted by the judge of elections appointed for the Annual Meeting. The judge of elections will count “FOR” and “AGAINST” votes for each proposal, and “FOR” and “WITHHELD” votes, as applicable, for the director nominees named on your proxy card.

Can I change my vote after I have sent you my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date;

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at our principal executive offices: 1015 Penn Ave. Suite 103, Wyomissing, Pennsylvania 19610; or

•

You may attend the meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy; you must notify the Corporate Secretary before the meeting begins of your presence at the meeting and your intention to revoke your previously voted proxy).

If your shares are held by a broker, bank, or other agent, you should follow the instructions provided by them.

How may I communicate with the Board of Directors?

Please address any communications to the Company’s Board of Directors, or any individual director, in writing to the Company’s Corporate Secretary at 1015 Penn Ave., Wyomissing, Pennsylvania 19610. The Corporate Secretary will relay all shareholder communications to the Board of Directors or any individual director to whom communications are  directed.

Who will bear the cost of soliciting proxies?

The Company will bear the entire cost of the solicitation of proxies for the meeting, including the preparation, assembly, printing, and distribution of this Proxy Statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. The Company may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email, or any other means by the Company’s directors, officers, or employees. No additional compensation will be paid to those individuals for any such services.

How can I find out the results of the voting at the meeting?

The Company will provide the voting results in a Form 8-K to be filed with the Securities and Exchange Commission no later than the fourth business day after the Annual Meeting.

What is the recommendation of the Board of Directors?

The Company’s Board of Directors recommends a vote:

FOR the proposal to elect two Class II directors of the Company to serve a three-year term; and

FOR the proposal to ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013.

With respect to any other matter that properly comes before the meeting, the proxies will vote in accordance with their best judgment. The Judge of Election for the meeting will be a representative of our transfer agent, Broadridge Corporate Issuer Solutions, or, in his or her absence, one or more other individuals to be appointed in accordance with the Company’s bylaws.

Unless you give other instructions on your proxy card, the persons named as proxies on your signed proxy card will vote in accordance with the recommendations of the Company’s Board of Directors with respect to each of the proposals and the election of director, and in their discretion with respect to any other matter properly brought before the Annual Meeting.

Whom should I call if I have questions about the meeting?

You should contact Glenn A. Yeager, our Corporate Secretary, at (484) 359-7136 for questions about the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 3, 2013 with respect to the beneficial ownership of each director, each beneficial owner known to us of more than five percent (5%) of the outstanding Voting Common Stock, the named executive officers and all directors and executive officers as a group.

Name and Address of Beneficial Owner (2)	Voting Common Stock (1)(2)(3)	Percent of Class of Voting Common Stock (2)	Class B Non-Voting Common Stock (1)(2)	Percent of Class of Class B Non- Voting Common Stock (2)
Directors and Officers
Bhanu Choudhrie (4)	724,097	5.24%	139,632	2.98%
Daniel K. Rothermel	23,784	*	—	—
T. Lawrence Way	180,333	1.31%	—	—
Steven J. Zuckerman	208,642	1.51%	—	—
John R. Miller	29,532	*	—	—
Jay S. Sidhu	516,691	3.67%	20,833	*
Richard A. Ehst	1,666	*	—	—
James D. Hogan	—	—	—	—
Thomas R. Brugger (7)	—	—	—	—
Warren Taylor	25,000	*	—	—
Glenn A. Hedde	21,209	*	—	—

All directors and executive officers as a group ( 10 persons)	1,730,954	11.15%	160,465	3.42%

Greater than 5% Shareholders
Wellington Management Company, LLP (5) 280 Congress Street Boston, MA 02210	1,366,530	9.91%	1,847,755	39.38%
BHR Capital LLC (6) 545 Madison Avenue 10th Floor New York, NY 10022	1,289,199	9.35%	212,925	4.54%

*	Less than 1%

(1)	Based on information furnished by the respective individual and our share records. Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)	Beneficial ownership for each listed person as of April 3, 2013 includes shares issuable pursuant to warrants or options to purchase stock held by such person which are exercisable within 60 days after April 3, 2013. Shares subject to warrants or options exercisable within 60 days of April 3, 2013 are deemed outstanding for purposes of computing the percentage of the person or group holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person or group. Unless otherwise indicated, the address for each beneficial owner is c/o Customers Bancorp, 1015 Penn Ave., Wyomissing, Pennsylvania 19610.

(3)	Includes shares issuable upon the exercise of warrants in the following amounts: Mr. Choudhrie – 32,377; Mr. Way – 2,270; Mr. Zuckerman – 6,195; Mr. Sidhu – 278,119. Includes shares of our Voting Common Stock that each of the following directors is entitled to receive as compensation for his service as a director of Customers Bancorp or Customers Bank that have been earned as of April 3, 2013 and that are expected to be issued by us at year-end 2013 (along with any other shares of Voting Common Stock that may be earned during the remainder of 2013) in the following amounts: Mr. Rothermel – 397; Mr. Way – 397; Mr. Zuckerman – 397; Mr. Miller – 397; and Mr. Choudhrie – 397.

(4)	Mr. Choudhrie has an indirect beneficial ownership interest in these securities through his company, Lewisberg LLC.

(5)	Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own the securities which are held of record by clients of Wellington Management.

(6)	BHR Capital, in its capacity as investment adviser, may be deemed to beneficially own the securities which are held of record by clients of BHR Capital.

(7)	Mr. Brugger resigned as Chief Financial Officer and Executive Vice President on October 19, 2012.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF TWO CLASS II DIRECTORS OF THE COMPANY

One of the purposes of the Annual Meeting is the election of two Class II directors to the Company’s Board of Directors. The following directors have been nominated by our Board for election as director to serve as follows:

Class II —Term to Expire in 2016:

1.	John R. Miller

2.	Daniel K. Rothermel

Daniel K. Rothermel, Director

Mr. Rothermel has been the President and Chief Executive Officer of Cumru Associates, Inc., a private holding company located in Reading, Pennsylvania since 1989, and served over twenty years on the Board of Directors of Sovereign Bancorp and Sovereign Bank. At Sovereign, he was lead independent Director and served on the Audit, Governance, and Risk Management Committee and was chairman of the Executive Committee. He is a graduate of The Pennsylvania State University with a B.S. in Business Administration (finance and accounting) and of American University with a Juris Doctor.

Mr. Rothermel’s background as an attorney and general counsel, plus his extensive service as a director of Sovereign Bank provide unique and valuable perspective to the Board.

John R. Miller, Director

Mr. Miller, a retired CPA, has been a member of the Board of Trustees of Wilkes University since 1996, including as Chairman of the Board of Trustees from 2005 to 2008. Mr. Miller is presently in a second term as Chairman of the Board of Trustees of Wilkes University commencing June 2011. He has also been the Chairman of the Board of Trustees of the Osborn Retirement Community since 2006. Mr. Miller served in various capacities as an accountant at KPMG, LLP from 1968 to January 2005, including a tenure as Vice Chairman from 1999 to 2004, as a member of the Board of Directors from 1993 to 1997, and as a member of the Management Committee from 1997 to 2004. He was the Chairman of the United States Comptroller General’s Governmental Auditing Standards Advisory Council from 2001 to 2008. He has received the Ellis Island Medal of Honor, recognizing distinguished Americans who have made significant contributions to the nation’s heritage. Mr. Miller is a graduate of Wilkes University with a B.S. in Commerce and Finance.

Mr. Miller’s 36 years of experience at KPMG, LLP and 7 years as Chairman of the US Comptroller’s General Auditing Standards Advisory Council have given him valuable experience and insight into auditing, accounting and financial reporting, making him a valuable asset to Customers Bancorp’s Board.

The persons named as proxies in the accompanying form of proxy card have advised us that, unless otherwise instructed, they intend at the Annual Meeting to vote the shares covered by validly executed proxies “FOR” the election of the nominees named above. The proxies cannot be voted for a greater number of persons than the number of nominees named above. The Board knows of no reason why the nominees will be unavailable or unable to serve as a director. We expect the nominees to be willing and able to serve as directors.

The candidate receiving the highest number of votes shall be elected. Valid proxies solicited by the board will be voted “FOR” the nominees listed above, unless the shareholders specify a contrary choice in their proxies.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 TO ELECT TWO CLASS II DIRECTORS OF THE COMPANY.

PROPOSAL 2

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected ParenteBeard LLC (“ParenteBeard”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. ParenteBeard also served as the Company’s independent public accounting firm for the fiscal year ending December 31, 2012. The Company has been advised by ParenteBeard that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its affiliates, in any capacity. One or more representatives of ParenteBeard is expected to be present at this year’s Annual Meeting with an opportunity to make a statement if he or she desires to do so and to answer appropriate questions with respect to that firm’s examination of the Company’s financial statements and records for the fiscal year ended December 31, 2012.

Although the submission of the appointment of ParenteBeard is not required by the Company’s bylaws, the Board is submitting it to the shareholders to ascertain their views. If the shareholders do not ratify the appointment, we will not be bound to seek another independent registered public accountant for 2013, but the selection of other independent registered public accounting firms will be considered in future years.

Audit and Other Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed by ParenteBeard for professional services rendered for the fiscal years ended December 31, 2012 and 2011.

Services Rendered	Fiscal 2012	Fiscal 2011
Audit Fees (1)	$227,454	$242,570
Audit-Related Fees (2)	55,722	—
Tax Fees (3)	68,793	47,767

Total	$351,969	$290,337

(1)	The audit fees consisted principally of fees related to audit services in connection with the Company’s annual reports, quarterly reports, FDIC loss sharing reports, and HUD audits, including out of pocket expenses.
(2)	The audit-related fees consisted principally of fees related to services in connection with S-1 registration statement, employee benefit plans, and S-8 and S-3 registration statements, including out of pocket expenses.
(3)	Tax fees consisted principally of preparing our U.S. federal and state income tax returns, assistance with calculating estimated tax payments and assistance with other tax matters.

Pre-approval of Audit and Non-Audit Services

Under our Audit Committee charter, the Audit Committee is required to pre-approve all auditing services (including providing comfort letters or consents in connection with securities underwritings) and permitted non-audit services to be performed for us by the independent registered public accounting firm. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audited services to a subcommittee consisting of one or more members, provided that any pre-approvals are reported to the full committee at its next scheduled meeting.

In addition, the Audit Committee has adopted a pre-approval policy whereby all services performed by the independent auditor are to be pre-approved. In April of each year, the Audit Committee approves an annual program of work for each of the audit, audit-related and tax categories of service to be performed by the independent auditor. Engagement-by-engagement pre-approval is not required except for exceptional or ad-hoc incremental engagements which would result in fees exceeding those pre-approved for the applicable category of service. If necessary, a work program for each category of service can be supplemented with additional pre-approved amounts after the Audit Committee reviews the additional services to be performed. The Audit Committee may also consider specific engagements in the “all other services” category on an engagement-by-engagement basis.

All services performed for the Company by ParenteBeard during 2012 were pre-approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2 TO RATIFY THE

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent registered accounting firm.

In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2012, the Audit Committee (a) reviewed and discussed the audited financial statements with our management, (b) discussed with ParenteBeard, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (as modified or supplemented), and (c) has received and reviewed the written disclosures and the letter from ParenteBeard required by Independence Standards Board Standard No. 1 (as modified or supplemented) regarding ParenteBeard’s communications with the Audit Committee concerning independence and has discussed with ParenteBeard its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Respectfully submitted:

T. Lawrence Way, Chair

Daniel K. Rothermel

John R. Miller

MANAGEMENT

The names, ages, positions and business backgrounds of each of the directors and executive officers of Customers Bancorp are provided below.

OUR BOARD OF DIRECTORS AND MANAGEMENT

The Board members of Customers Bancorp are:

Name	Director Since*	Position	Age	Term Expires:
Bhanu Choudhrie	2013	Director	34	2015
Daniel K. Rothermel	2009	Director, Lead Independent Director	75	2013
John R. Miller	2010	Director	66	2013
Jay S. Sidhu	2009	Director, Chairman and Chief Executive Officer	61	2015
T. Lawrence Way	2005	Director	64	2014
Steven J. Zuckerman	2009	Director	49	2014

*	Pre-2011 dates include services as a director of Customers Bank prior to its reorganization into a bank holding company structure pursuant to which Customers Bank became a wholly-owned subsidiary of the Company (the “Reorganization”) on September 17, 2011.

Below are the biographies of our directors, as well as information on their experience, qualifications and skills that support their service as a director of Customers Bancorp:

Jay S. Sidhu, Chairman and Chief Executive Officer– Age 61

Mr. Sidhu joined Customers Bank as Chairman and Chief Executive Officer in the second quarter of 2009. Before joining Customers Bank, Mr. Sidhu was the Chief Executive Officer of Sovereign Bank from 1989 and its Chairman from 2002 until his retirement on December 31, 2006. Mr. Sidhu was also the Chairman and Chief Executive Officer of SIDHU Advisors, LLC, a consulting firm. Mr. Sidhu received Financial World’s CEO of the year award in 2007, 2008 and 2009, and was named Turnaround Entrepreneur of the Year. He has received many other awards and honors, including a Hero of Liberty Award from the National Liberty Museum. Mr. Sidhu also serves as a Director of Atlantic Coast Financial Corporation, the holding company for Atlantic Coast Bank, with main offices in Jacksonville, Florida. Mr. Sidhu has also served on the boards of numerous businesses and not-for-profits, including as a member of the board of Grupo Santander. He obtained an MBA from Wilkes University and is a graduate of Harvard Business School’s Leadership Course. Mr. Sidhu also helped establish the Jay Sidhu School of Business and Leadership at Wilkes University.

Mr. Sidhu’s demonstration of day-to-day leadership, combined with his extensive banking sector experience, provide the board with intimate knowledge of Customers Bank’s direction and strategic opportunities.

Daniel K. Rothermel, Director and Chairman of the Risk Management Committee– Age 75

Mr. Rothermel has been the Chairman of the Board of Cumru Associates, Inc., a private holding company located in Reading, Pennsylvania, since January 1, 2013. Prior to that, and since 1989, he was President and Chief Executive Officer of Cumru Associates, Inc. Mr. Rothermel also served over twenty years on the board of directors of Sovereign Bancorp and Sovereign Bank. At Sovereign, he was lead independent Director and served on the Audit, Governance, and Risk Management Committee and was chairman of the Executive Committee. He is a graduate of The Pennsylvania State University with a B.S. in Business Administration (finance and accounting) and of the American University with a Juris Doctor.

Mr. Rothermel’s background as an attorney and general counsel, plus his extensive service as director of Sovereign Bank, provide unique and valuable perspective to the board.

John R. Miller, Director – Age 66

Mr. Miller, a retired CPA, has been a member of the Board of Trustees of Wilkes University since 1996, and currently serves as Chairman of the Board, a position which he also held from 2005 to 2008. He has also been the Chairman of the Board of Trustees of the Osborn Retirement Community since 2006. Mr. Miller served in various capacities as an accountant at KPMG, LLP, a global accounting, tax and advisory firm, from 1968 to January 2005, including tenure as Vice Chairman from 1999 to 2004, as a member of the Board of Directors from 1993 to 1997, and as a member of the Management Committee from 1997 to 2004. He was the Chairman of the United States Comptroller General’s Governmental Auditing Standards Advisory Council from 2001 to 2008. He has received the Ellis Island Medal of Honor, recognizing distinguished Americans who have made significant contributions to the nation’s heritage. Mr. Miller is a graduate of Wilkes University with a B.S. in Commerce and Finance.

Mr. Miller’s 36 years of experience at KPMG, LLP and 7 years as Chairman of the US Comptroller’s General Auditing Standards Advisory Council have given him valuable experience and insight into auditing, accounting and financial reporting, making him a valuable asset to the board.

T. Lawrence Way, Director and Chairman of the Audit Committee – Age 64

Mr. Way was the Chairman and CEO of Alco Industries, Inc., a diversified industrial manufacturing company, from 2000 until his retirement on December 31, 2010. During his 34 year career with Alco Industries, Mr. Way held a variety of positions including that of Chief Financial Officer and President. He is a Certified Public Accountant, received a Masters in Business Administration from Mount St. Mary’s College, a Juris Doctor degree from Rutgers-Camden School of Law, and graduated from Tufts University. He has experience in varied areas of management, finance, operations, and mergers and acquisitions.

Mr. Way’s background as an attorney and Certified Public Accountant, as well as his experience leading a company through the current economic, social and governance issues as Chairman and Chief Executive Officer of Alco Industries, Inc., make him well-suited to serve on the board.

Steven J. Zuckerman, Director – Age 49

Mr. Zuckerman, President and CEO of Clipper Magazine, graduated from Franklin & Marshall College with a B.A. in Business Management in 1985. While in college, he co-founded the Campus Coupon Clipper, a predecessor to Clipper Magazine, now a full-service media company, with numerous subsidiaries including Loyal Customer Club, Spencer Advertising & Marketing, Clipper Web Development, The Menu Company, Total Loyalty Solutions, Clipper Graphics and Clipper TV. Clipper Magazine has hundreds of individual market editions in over 31 states with over 1,000 employees around the country, including approximately 500 in Lancaster County, Pennsylvania. He is a partner in Opening Day Partners, owner and operator of the Atlantic League of Professional Baseball Teams and Stadiums in New Jersey, Maryland and South Central Pennsylvania.

Mr. Zuckerman’s experiences in the advertising industry make him uniquely situated to provide the board with insight in the key areas of marketing and customer strategies.

Bhanu Choudhrie – Age 34

Mr. Choudhrie has served as a director of Customers Bank since July 2009, and was an original member of Customers Bancorp’s board. On January 30, 2013, the Company’s Board of Directors re-appointed Mr. Bhanu Choudhrie to a vacant board seat with a term expiring in 2015. As previously disclosed, Mr. Choudhrie stepped down as a director in October 2011 pending the January 2013 notification of completion of the Federal Reserve Bank’s standard name check on him related to his U.K. citizenship. Mr. Choudhrie is a private equity investor with investments in the United States, United Kingdom, Europe and Asia. He has been Executive Director of

C&C Alpha Group Limited, a London based family private equity group, since November 2006, and was the Executive Director of C&C Business Solutions Ltd. from June 2003 to November 2006. C&C Alpha Group was founded in 2002. The company, with global headquarters in London, has established offices in several countries. Its team comprises entrepreneurs, financial analysts, project developers, project managers and consultants. Additionally, Mr. Choudhrie is a director of Atlantic Coast Financial Corporation, the holding company for Atlantic Coast Bank, with main offices in Jacksonville, Florida. Mr. Choudhrie also currently serves as a Trustee of a United Kingdom registered charity – “Path to Success.”

As an executive of a UK-based firm with international interests, Mr. Choudhrie provides the board with a global market perspective.

Executive Officers

Richard A. Ehst, President and Chief Operating Officer – Age 67

Mr. Ehst joined Customers Bank as President and Chief Operating Officer in August 2009. Mr. Ehst was previously an Executive Vice President, Commercial Middle Market, Mid-Atlantic Division, of Sovereign Bank. Before this role, Mr. Ehst served as Regional President for Berks County from 2004 until 2009 and Managing Director of Corporate Communications for Sovereign from 2000 until 2004 where his responsibilities included reputation risk management and marketing services support systems. Mr. Ehst also began serving as a Trustee of Albright College in 2010. Before joining Sovereign Bank, Mr. Ehst was an independent consultant to more than 70 financial institutions in the mid-Atlantic region, including Sovereign Bank, where he provided guidance on regulatory matters, mergers and acquisitions and risk management.

Mr. Ehst has extensive knowledge and lengthy experience in the banking industry, as well as superlative business development skills which provide significant value to the board.

James D. Hogan, Executive Vice President, Chief Financial Officer of Customers Bancorp and Executive Vice President and Chief Financial Officer of Customers Bank – Age 68

Mr. Hogan has served as Executive Vice President and Chief Financial Officer of Customers Bancorp since October 2012. Prior to that, he was Executive Vice President and Director of Enterprise Risk Management for Customers Bank from June 2010 through October 2012. From May 2005 through June 2010, Mr. Hogan was retired and did some private consulting. From April 2001 through May 2005, Mr. Hogan was Executive Vice President and Chief Financial Officer of Sovereign Bancorp. Prior to joining Sovereign he was Executive Vice President and Corporate Controller of Firstar Bancorp (now US Bancorp) from October 1987 through April 2001. Mr. Hogan passed the CPA examination in 1970 and kept an active license as a Certified Public Accountant through 2005. From 1970 through 1976 he was a bank audit specialist with Coopers and Lybrand and was the Controller of The Idaho First National Bank (West One Bank) from 1976 through 1987. Mr. Hogan graduated from Miami University in 1970 with a B.S. in Accounting.

Glenn A. Hedde – Age 52

Mr. Hedde is the President of Customers Bank Warehouse Lending. He joined Customers Bank in August 2009. Mr. Hedde was the President of Commercial Operations at Popular Financial Holdings, LLC from 2000 to 2008. During his time at Popular Financial, Mr. Hedde was a member of a senior leadership team with direct responsibility for management of $300+ million in warehouse lending. Additionally, Mr. Hedde was responsible for business development, risk management, collateral operations and compliance. Mr. Hedde worked in mortgage banking, business development and credit quality management for various companies including GE Capital Mortgage Services, Inc. and PNC Bank from 1992 through 2000.

Warren Taylor, President and Director of Community Banking – Age 54

Mr. Taylor is the President and Director of Community Banking. He joined Customers Bank in July 2009. Mr. Taylor was employed by Sovereign Bank for 20 years in the role of Division President. At Sovereign Bank, Mr. Taylor was responsible for retail banking in various markets in southeastern Pennsylvania and central and southern New Jersey. Mr. Taylor was actively involved with team member selection from the branch manager role and higher. Further, at Sovereign Bank, Mr. Taylor identified de-novo branch sites and negotiated real estate deals and construction contracts for new branches. Before Sovereign Bank, Mr. Taylor was Chief Executive Officer of Yardley Bank for Savings. Mr. Taylor is an active member of the New Jersey State Board of Directors for the March of Dimes, past Treasurer for such organization and winner of the March of Dimes national award.

BOARD GOVERNANCE

Board Leadership Structure

The Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and the financial services industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings industry-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development, and its execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a Lead Independent Director having the duties described below, is in the best interest of shareholders because it provides the appropriate balance between management and strategy development on the one hand and independent oversight on the other.

Daniel K. Rothermel, an independent director who serves as Chairman of the Nominating and Corporate Governance Committee, was selected by the Board of Directors to serve as the Lead Independent Director. As Lead Independent Director, Mr. Rothermel presides over all Board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Independent Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Oversight

The Board of Directors believes that establishing the right “tone at the top” and full and open communication between management and the Board of Directors are essential for effective risk management and oversight. At each regular Board meeting, the directors receive a summary on areas of material risk to Customers Bank, including credit, market, liquidity and operational risk. These summary reports are in a scorecard structure and they assist the directors in the early identification of risks. The Board of Customers Bank also created a Board Risk Management Committee and a management Risk Committee to monitor and oversee all risk of Customers Bank in a more detailed fashion. The Board can ask either committee to research issues and address any risk issues that merit additional focus and attention. These committees develop recommendations to manage risk and bring any material issues to the attention of the full Board.

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to areas of financial reporting and compliance with laws, rules and regulations applicable to us, including those related to accounting regulation. The Audit Committee is composed of independent, non-executive directors free from any relationship that would interfere with the exercise of his or her independent judgment. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee reviews the independence and performance of the auditors and annually recommends to the Board of Directors the appointment of the independent auditors or approves any discharge of auditors when circumstances warrant. The chief internal auditor reports directly to the Audit Committee. The annual risk assessment and internal audit plan are approved by the Audit Committee. The Audit Committee performs other oversight functions as requested by the Board of Directors.

The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with Board of Directors organization and membership, and succession planning for our directors.

In July 2012, the Board also established a Risk Committee for the holding company which reports and assists the Board of Directors on overseeing and reviewing information regarding our enterprise risk management framework.

Director Independence

Of the directors of the Company who have served since January 1, 2012, each of Messrs. Choudhrie, Miller, Rothermel, Way and Zuckerman (who remain as current directors of Customers Bancorp) is considered independent, as independence for Board members is defined under Nasdaq Rules. In determining these directors met the definition of an independent director, the Board of Directors considered routine banking transactions between Customers Bank or its affiliates and certain of the directors, their family members and businesses with whom they are associated, such as loans, deposit accounts, routine purchases of insurance or securities brokerage products, any overdrafts that may have occurred on deposit accounts, any contributions we made to non-profit organizations with whom any of the directors are associated, and any transactions that are discussed under “Transactions With Related Parties.” In addition, when determining Mr. Zuckerman’s independence, the Board considered and deemed immaterial certain advertising arrangements we have with Clipper Magazine and its affiliates, for which Mr. Zuckerman is the Chief Executive Officer. See “Transactions With Related Parties” for more detail on these relationships.

Information about Board Committees

The table below highlights the current membership composition of our directors on our Board committees for Customers Bancorp:

Name**	Executive		Audit		Compensation		Risk		Nominating and Corporate Governance
Daniel K. Rothermel	X		X		X		X	*	X	*
Jay S. Sidhu	X	*					X
T. Lawrence Way			X	*			X		X
Steven J. Zuckerman					X	*			X
John R. Miller			X				X		X

*	Committee Chair
**	At this time, committee assignments for Mr. Choudhrie have not been determined.

Committee Charters

Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee have adopted charters which are available on our website, www.customersbank.com, by clicking on “About Us” and then “Corporate Governance.”

Meeting Attendance

In 2012, the Company’s Board of Directors met 17 times. Each of the Company’s 2012 directors attended 75% or more of the meetings of the full Board of Directors and the committees of the Board on which he served in 2012.

While we have no formal policy regarding director attendance at our Annual Meeting, we make every effort to schedule our Annual Meeting at a time and date to maximize attendance by directors, taking into account the directors’ schedules. We believe that Annual Meetings provide an opportunity for shareholders to communicate with directors and have requested that all directors make every effort to attend our Annual Meetings. Historically, more than a majority of the directors have done so; for example, in 2012, all of the Company’s then-directors attended the 2012 Annual Meeting.

Director Nominations

Our bylaws contain provisions that address the process by which a shareholder may nominate a director to stand for election to the Board of Directors at our Annual Meeting of Shareholders.

In evaluating director nominees, the Nominating and Corporate Governance Committee (the “Committee”) considers the following factors:

•	The appropriate size of our Board of Directors and its committees;

•	The perceived needs of the Board for particular skills, background, and business experience;

•	The skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board; and

•	The nominees’ independence.

There are no stated minimum criteria for director nominees, and the Committee may also consider such other factors as it may deem are in our best interests and the interests of our shareholders. The Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “Audit Committee financial expert,” that a majority of the members of the Board meet the definition of “independent director” under Nasdaq Rules, and that one or more key members of management participate as members of the Board.

While we have no formal policy with respect to diversity on the Board, in order to enhance the overall quality of the Board’s deliberations and decisions, the Committee seeks candidates with diverse professional backgrounds and experiences, representing a mix of industries and professions with varied skill sets and expertise.

The Committee identifies nominees by first evaluating the current members of the expiring class of directors willing to continue in service. Current members of the expiring class with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by members of the expiring class with that of obtaining a new perspective. If any member of the expiring class does not wish to continue in service or if the Committee or the Board decides not to re-nominate a member for reelection, the Committee identifies the desired skills and experience of a new nominee, and discusses with the Board suggestions as to individuals that meet the criteria. The Committee has not in the past engaged third parties to identify, evaluate, or assist in identifying potential nominees, but relies on community and business contacts it has established through its directors, officers and professional advisors to help it identify potential director candidates when a specific need is identified.

The Committee will evaluate any recommendation for a director nominee proposed by a shareholder. In order to be evaluated in connection with the Committee’s procedures for evaluating potential director nominees, any recommendation for director nominee must be submitted in accordance with our procedures for shareholder nominees described below. In particular, all nominations made by a shareholder must be made in writing, delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, to the Secretary of the Company (at our corporate headquarters in Wyomissing, Pennsylvania) and received by the Secretary not less than ninety (90) days nor more than one hundred and twenty (120) days prior to any meeting of the shareholders called for the election of directors. If less than ninety seven (97) days’ notice of the meeting is given to the shareholders (which notice may be provided by press release reported by a national news service or an SEC filing pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), the nomination shall be delivered or mailed to the Secretary and received by the Secretary not later than the close of business on the seventh (7th) day following the day on which notice of the meeting was given to shareholders (whether by mailing the notice of meeting or such other means described above). Every nomination must include: (a) the consent of the person nominated to serve as a director if elected; (b) the name, age, business address and residence address of the nominee; (c) the principal occupation or employment of the nominee; (d) the number of shares of the Company beneficially owned by the nominee; (e) the name and address of the notifying shareholder; (f) the number of shares of the Company owned by the notifying shareholder; and (g) all other information relating to the nominee and the notifying shareholder that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 there under (including such person’s written consent to being named in the proxy statement as a nominee).

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee has responsibility for identifying and evaluating candidates for director and recommending the nomination of directors to the full Board. This Committee:

•	Reviews and assesses the adequacy of our corporate governance guidelines, personal codes of conduct and related internal policies and guidelines;

•	Assists the Board in interpreting and applying corporate governance guidelines, and recommends any proposed changes to the Board of Directors for approval; and

•	Makes recommendations to the Board regarding non- management director compensation.

The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee in 2012 was independent as defined under Nasdaq Rules.

The Nominating and Corporate Governance Committee held 2 meetings during 2012.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. For this purpose, the Audit Committee performs several functions:

•	Approves in advance the engagement of the independent registered public accounting firm for all audit and non-audit services, and approves the fees and other terms of the engagement;

•

Maintains responsibility for the appointment, compensation, oversight, retention and termination of our independent registered public accounting firm and evaluates the qualifications, performance, and independence of the independent registered public accounting firm;

•

Establishes, maintains and oversees procedures to facilitate the receipt, retention and treatment of complaints received from third parties regarding accounting, internal accounting controls, or auditing matters;

•

Reviews and discusses, with our independent registered public accounting firm, the adequacy and effectiveness of, the Company’s internal controls, including any significant deficiencies in the design or operation of internal controls and significant changes in internal controls reported by the independent auditor or management, and receives reports from management regarding the Company’s internal controls and procedures;

•

Reviews the critical accounting policies and all alternative treatments of financial information discussed by the independent registered public accounting firm with management, and reviews with management significant judgments made in the preparation of financial statements;

•	Reviews, with management and our independent registered public accounting firm, our financial reporting processes and internal financial controls;

•	Reviews the annual audited financial statements and recommends to the Board of Directors their inclusion in our annual report;

•	Reviews the quarterly financial statements and earnings press releases;

•	Reviews and approves any related party transactions; and

•

Periodically reviews and discusses with the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards No. 61 (Codification of Statements on Auditing Standards No. 380) and any formal written statements received from the independent registered public accounting firm.

The Board of Directors has determined that each member of the Audit Committee in 2012 was independent as independence for Audit Committee members is defined under the Nasdaq rules, and has further determined that Mr. Miller is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission.

The Audit Committee held 6 meetings during 2012.

Risk Committee

The Risk Committee, which was constituted as a holding company board committee in July 2012, and was previously a committee solely of Customers Bank’s board, reports and assists the Board of Directors on overseeing and reviewing the information regarding our enterprise risk management framework, including the policies, procedures and practices employed to manage credit risk, market risk, operational risk, legal/regulatory risk, information technology risk and regulation risk. For this purpose, the Risk Committee performs the following functions:

•

Reviews and approves the charters of the Board Risk Committee, Management ALCO and Management Risk Committees. The Committee reviews and approves our significant risk assessment and risk management policies. In addition, the Committee retains the ability to authorize management to develop and implement any additional policies relating to risk assessment and management;

•	Receives information from the Chief Credit Officer and discuss matters related to the management of credit risk as appropriate;

•

Receives information from the Chief Executive Officer, Chief Financial Officer and director of Enterprise Risk Management regarding the activities of Management and ALCO Committee and discusses matters related to the management of market risk and our aggregate risk profile as appropriate;

•	Receives information from the Chief Auditor regarding matters related to risk management throughout the enterprise as appropriate;

•	Receives information from the General Counsel regarding matters related to Legal and Compliance risk;

•

Identifies and prioritizes the risk factors and projected mitigation strategies associated with each CAMELS+ component. In so doing, the Committee has assigned responsibility of each risk factor to management and will continue to monitor our performance and controls;

•	Identifies key ratios and established risk tolerance thresholds in order to assess the current and projected level of risk; and

•

Reviews the overall enterprise risk priorities and discusses the strategic initiatives required to improve our risk profile. As part of these reviews, discusses both internal and external factors that could impact the risk portion of the enterprise.

The Risk Committee held 4 meetings during 2012.

Compensation Committee

The Compensation Committee of the Board of Directors:

•

Periodically reviews, evaluates, and recommends to the Board the compensation and benefits provided to the executive officers and reports to the Board concerning its recommendations for final Board approval;

•	Considers the effectiveness of risk management strategies and the values of similar incentives to the senior executive officers of comparable companies;

•

Reviews and approves corporate goals and objectives relevant to the compensation of the executive officers, evaluate the performance of the executive officers in light of those goals and objectives, and approve the level of the executive officers’ compensation based on that evaluation, subject to final approval by the Board;

•	Administers the stock option or other equity incentive plans subject to final approval by the Board;

•	Reviews and advises on general salary, employee benefits, and other general compensation matters with the Company’s management;

•	Annually review and assess compensation programs; and

•	Reviews and discusses with management the compensation and related disclosures to be included in the Company’s annual proxy statement or annual report.

For additional details regarding the Compensation Committee’s role in determining executive compensation, please see “Executive Compensation; Compensation Discussion and Analysis” beginning at page 22 of this Proxy Statement.

The Board of Directors has determined that each member of the Compensation Committee in 2012 was independent as defined under Nasdaq Rules.

The Compensation Committee held 3 meetings during 2012.

Compensation Consultant

In 2012, the Compensation Committee retained VistraPartners, LLC (“VistraPartners”) to provide compensation analysis for the Company’s 2012/2013 compensation. The services provided included compensation analysis, preparation of a report that compared each named executive officer’s compensation to peer group executive compensation, and having a representative attend meetings of the Compensation Committee and the Board of Directors as appropriate to discuss executive compensation. The Company paid VistraPartners $20,000 for services rendered in connection with their engagement as a compensation consultant, a retainer of $1,500 and $176,050 for all other services rendered in 2012, which consisted of outsourced human resources, recruiting, employee benefits and related services. From its inception until early 2013, the Company depended on VistraPartners to fulfill substantially all of its human resource services needs as the Company did not have an internal human resources division. In early 2013, the Company established an internal human resources division, and therefore has discontinued its use of VistraPartners for human resource services. The Compensation Committee is aware that, given the fees paid to VistraPartners for non-compensation consultant services, the potential for a conflict of interest exists. However, since the Company has now established an internal human resources division, it does not anticipate engaging VistraPartners for non-compensation consultant services in the future, and does not expect a conflict of interest to exist.

Compensation Committee Interlocks and Insider Participation

Except for the relationships of Mr. Zuckerman described below, none of the members of our Compensation Committee had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K under the Securities Act nor any other interlocking relationships as defined by the SEC. For the year ended December 31, 2012, Customers Bank paid, for advertising and marketing services, approximately $394,000 to Clipper Magazine and its division, Spencer Advertising Marketing as well as Jaxxon Promotions, Inc. Mr. Zuckerman, a director of Customers Bancorp, is the President and Chief Executive Officer of Clipper Magazine, an affiliate of Gannett Co., Inc., and holds 25% of the issued and outstanding capital stock of Jaxxon Promotions, Inc.

For the year ended December 31, 2012, Customers Bancorp has paid approximately $6,400 to Jastrem Premium Landscapes. An immediate family member of an Executive Vice President of the Bank is the sole proprietor of Jastrem Premium Landscapes.

Risk Assessment of Compensation Policies and Practices

Our management team, with the assistance of compensation consultant VistraPartners, conducted an assessment of the risks related to or arising from our compensation policies and practices. The Compensation Committee reviewed and discussed this risk assessment with management and VistraPartners. Based on this assessment, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Code of Conduct

Each of our directors, officers and employees are required to comply with the Customers Bancorp, Inc. Code of Conduct adopted by us. The Code of Conduct sets forth policies covering a broad range of subjects and requires compliance with laws and regulations applicable to our business. The Code of Conduct is available on our website at www.customersbank.com, under the “About Us-Corporate Governance-Code of Conduct” captions. We will post to our website any amendments to the Code of Conduct, or waiver from the provisions thereof for executive officers or directors, under the “About Us-Corporate Governance-Code of Conduct” caption.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program and addresses how we made executive compensation decisions for our senior executive officers during fiscal year 2012. The senior executive officers covered by this Compensation Discussion and Analysis are the “named executive officers” set forth in the Summary Compensation Table beginning on page 28 of this proxy statement (“Summary Compensation Table”).

Compensation Objectives and the Focus of Compensation Rewards

Our compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and motivate performance in a manner that maximizes corporate performance while ensuring that these programs do not encourage unnecessary or excessive risks that threaten the value of the Company. We seek to align individual performance with long-term strategic business objectives and shareholder value, and believe that the combination of executive compensation provided fulfills these objectives.

Currently, our executive compensation program has three key elements: (1) salary, (2) bonus, and (3) long-term equity incentives. The mix of short term performance incentives versus long term incentives are reviewed annually by the Compensation Committee with the intention of achieving a reasonable balance of those incentives. However, we do not have set percentages of short term versus long term incentives. We also do not have a policy with respect to the mix between the cash and equity components of executive compensation, although as noted below certain portions of the annual bonus are paid in stock and subject to a long-term vesting period before payout.

Compensation philosophy is ultimately determined by the Board of Directors, based upon the recommendations of the Compensation Committee, which is comprised solely of independent directors as defined by the rules of Nasdaq. Our Chief Executive Officer makes recommendations to the Compensation Committee concerning the compensation of other executive officers, but does not participate in establishing his own compensation. As part of this process, the Compensation Committee reviews a report provided by its compensation consultant, VistraPartners, LLC (“Consultant”), that compares each named executive officer’s compensation to peer group executive compensation (“Report”). The Compensation Committee generally seeks to provide salary and bonus compensation to the named executive officers at approximately the median of its competitors in the banking industry as reported by a compensation survey. In 2012, the Compensation Committee used the SNL Financial compensation survey for banks with assets between $1 and $5 billion. The Compensation Committee also reviewed the salary and bonuses under the L.R. Webber survey as a market check on local compensation market practices. The Compensation Committee retains the flexibility to consider, in its sole discretion, various subjective factors when making compensation decisions.

The guiding principle of our compensation philosophy is that the compensation of executive officers should be based primarily on the financial performance of the Company, and partially on individual performance. While this “pay-for-performance” philosophy requires the Compensation Committee to first consider our profitability, the Compensation Committee does not intend to reward unnecessary or excessive risk taking. These principles are reflected in the specific elements of the compensation program, particularly the bonus and long-term equity income programs, as described below.

Role of the Compensation and Corporate Governance Committee

The Compensation Committee assists the Board of Directors in discharging its responsibilities regarding our compensation and benefit plans and practices. Authority granted to the Compensation Committee is established by the Board of Directors and also set forth in the charter of the Compensation Committee. In 2012, the Compensation Committee strongly considered the recommendations of the Chief Executive Officer regarding the other named executive officers. The recommendations of the Compensation Committee were presented for discussion and final approval at meetings of the full Board of Directors.

Specific Elements of the Compensation Program

Described below are the key elements of our compensation program for the named executive officers.

Salary

We believe that a key objective of the salary structure is to maintain reasonable “fixed” compensation costs, while taking into account the performance of the named executive officers. Base salaries are reviewed annually by the Compensation Committee to determine if any base pay changes should be made for the named executive officers. Base pay changes, if any, are normally determined after considering the executive’s current base pay position relative to the peer group as reflected in the Report, our performance and the individual’s contribution to that performance for the prior year and the national and regional economic conditions, their effect upon us and how the executive has dealt with them within his or her area of responsibility. In February 2012, the Compensation Committee reviewed the Report and, based on the recommendation of the Consultant, determined to increase the salary of the named executive officers, which decision was ratified by the Board of Directors and is disclosed in the Summary Compensation Table for 2012. These salaries were generally set below the median salary for the peer group for their position with the Company. In making this decision to increase salaries for 2012, the Compensation Committee also considered our significant growth and evolution as a bank since 2009, our significantly increased equity base, the strong performance of Customers Bank in 2011, including strong growth in assets, loans, customer base and return on equity, along with the Chief Executive Officer’s leadership in driving this performance. With regard to the named executive officers other than the Chief Executive Officer, the Compensation Committee considered their contributions to the performance of Customers Bank (overall and in their functional area) in 2011 as reported by the Chief Executive Officer and his recommendation to increase their salary.

In October of 2012, Thomas R. Brugger, our former Chief Financial Officer and Executive Vice President, resigned and James D. Hogan was appointed our Chief Financial Officer on an interim basis. Mr. Hogan’s salary, as disclosed in the Summary Compensation Table, reflects the interim nature of his position.

Bonuses

Bonuses are designed to motivate executives by rewarding performance. For all of the named executive officers other than Mr. Hedde, bonuses for 2012 were determined at the discretion of the Compensation Committee, which considered our continued strong financial performance, along with the recommendations of the Chief Executive Officer with regard to the other named executive officers. Based on these considerations, in November 2012 the Compensation Committee reviewed the Report and determined to pay a bonus to these named executive officers that was near the median bonus of the peer group for their position, which decision was ratified by the Board. The Chief Executive Officer also recommended these bonuses for the other executive officers, which was based on their respective contributions to the performance of the areas for which they are responsible. The amounts of these cash bonuses for 2012 are disclosed in the footnotes to the “Bonus” column of the Summary Compensation Table for each of the named executive officers.

The 2012 bonus for Mr. Hedde is based on a bonus pool of a percentage of the net profit of the mortgage warehouse division, which bonus pool is to be allocated among the employees of this division. Mr. Hedde’s share of this bonus pool was determined by discussion between Mr. Hedde and the Chief Executive Officer in 2013 following the determination of the amount of the bonus pool. The amount was presented to and approved by the Compensation Committee on the recommendation of the Chief Executive Officer, and was ratified by the

Board. Mr. Hedde was awarded a total bonus of $682,505, which constituted 58% of the total bonus pool for the mortgage warehouse division. This bonus was paid 60% in cash and 40% in restricted stock units that vest on the third anniversary of the date of the award. The restricted stock portion was implemented to encourage a long-term view of the operation of the mortgage warehouse division.

The named executive officers, including Mr. Hedde, were also given the opportunity to participate in our Bonus Recognition and Retention Plan, where they can defer the receipt of a portion of their cash bonus to receive restricted stock in lieu of cash, which restricted stock will vest if the executive officer continues to be employed for five years after the date of the bonus award. See “Bonus Recognition and Retention Plan” for a description of this plan, along with the footnotes to the Summary Compensation Table for a description of the deferrals made by the named executive officers under this plan for their 2012 bonuses. These awards of stock are subject to forfeiture if the executive does not remain employed over the five year vesting period, which serves to incentivize and retain executives.

Long-Term Equity Incentive Compensation

Long-term incentive compensation is intended to motivate and retain executives and reward them based on long-term company performance. The Compensation Committee believes that equity-based incentive arrangements are among the most effective means available to the Company of aligning the interests of executives with the objectives of shareholders generally, and of building their long term commitment to the organization. Our shareholders have approved the Management Stock Purchase Plan, the 2010 Stock Option Plan, the Amended and Restated 2004 Incentive Equity and Deferred Compensation Plan, and the Bonus Recognition and Retention Program (referred to collectively as “equity compensation programs”).

Our equity compensation programs permit the Compensation Committee to grant stock options, restricted stock, and other types of awards on a discretionary basis, subject to ratification by the Board of Directors. Upon determination of our performance for the prior fiscal year, in February of each year the Compensation Committee assesses if it will grant long-term equity awards, although it may grant awards at any time of the year in its discretion for new hires, outstanding performance or otherwise. In February 2012, the Compensation Committee granted Messrs. Taylor and Hedde options to purchase shares of our Voting Common Stock, which award was ratified by our Board of Directors. In November 2012, the Compensation Committee granted Messrs. Taylor and Hogan options to purchase shares of our Voting Common Stock, which award was ratified by our Board of Directors. The Chief Executive Officer made the recommendation to pay these awards based on the strong performance of the respective business units of Messrs. Hedde and Taylor, and as an incentive for future performance for Mr. Hogan. In addition, pursuant to the terms of the employment agreement of each of Messrs. Sidhu, Ehst and Brugger, during 2011 they were each granted options to purchase common stock as a result of our successful capital raising activities and the acquisition of another bank. Each of these options rewarded the executive for transactions to increase the value of the Company, and the structure of these options also serve to retain and incentivize the executive due to the five year vesting of these options and the further vesting condition that the fair value of the common stock increase by 50% before they become exercisable. The options granted to Messrs. Taylor and Hedde have the same vesting provisions. Because of the interim nature of his position, Mr. Hogan’s stock options had a vesting provision of three months from their grant date in November 2012, and have therefore vested. Mr. Brugger’s options were forfeited upon his resignation in October 2012.

Given our significant growth and evolution as a bank since 2009, including increasing assets and significantly increasing our equity base, in February 2012 the Compensation Committee determined to implement a restricted stock reward program that provided for the grant of restricted stock units to certain directors and senior executives of the Company and Customers Bank, which included awards to each of the named executive officers as set forth in the “Grant of Plan-Based Awards” table. This decision of the Compensation Committee was ratified by the Board. These awards create retention and value creation incentives as the restricted stock units vest if both (i) the holder remains employed through December 31, 2016 (subject to accelerated vesting upon a change of control), and (ii) our Voting Common Stock trades at greater than $18.90 per share, all as described in more detail under “2012 Restricted Stock Awards Program”.

Employment and Other Agreements

The Compensation Committee believes that it is in the best interest of the Company to promote stability and continuity of senior management. The Compensation Committee seeks to obtain this goal by providing reasonable assurance to certain of its senior executives so they are not distracted from their duties, especially in light of the uncertainty caused by adverse market conditions and the continued consolidation in the banking industry. Accordingly, we entered into amended and restated employment agreements with Messrs. Sidhu, Ehst and Brugger in 2012, the material elements of which are described in “Employee Benefits - Officer Employment Agreements.” Mr. Brugger’s employment agreement terminated upon his resignation in October 2012. The employment agreements provide for severance to be paid to the executives in connection with a termination of employment in certain circumstances, including severance following a change of control. A summary of the estimated payments to be made as a result of these severance and change of control provisions are described under “Potential Payments Upon a Change of Control.” Additionally, in early 2013, we entered into Change in Control Agreements with Messrs. Hedde and Taylor. All of these agreements that provide for severance payments following termination in connection with a change in control are structured as “double triggers” based on the Compensation Committee’s determination that such payments should only be made if we terminate the employee in connection with a change in control. For the foregoing reasons, we also maintain a Supplemental Executive Retirement Plan for Mr. Sidhu. See “Employee Benefits – Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer” and the “Pension Benefits” table for more information on this plan for Mr. Sidhu. Because of the interim nature of Mr. Hogan’s position, the Company has not entered into any form of employment agreement with him.

Employee Benefits and Perquisites

We provide health, life, vision and dental insurance to the named executive officers on terms similar to those provided to other employees generally. See “Insurance” below. We also provide a car allowance to Mr. Ehst, and we provide Mr. Sidhu with an automobile which he primarily uses for business purposes. During the portion of 2012 that Mr. Brugger was employed by us, we also provided a car allowance to him. Additionally, we pay for an apartment rental in Wyomissing, Pennsylvania for Mr. Hogan, and reimburse him for his travel expenses between his home in South Carolina and our executive offices.

In connection with his business development efforts, we also paid for a country club membership for Mr. Sidhu in 2012.

401(k) Retirement Savings and Profit Sharing Plan

Customers Bank has a 401(k) profit sharing plan whereby eligible employees may contribute up to 15% of their salary to such plan. Customers Bank provides a matching contribution equal to 50% of the first 6% of the contribution made by the employee. Employer contributions for the year ended December 31, 2012 were approximately $311,000.

Insurance

All eligible full-time employees of Customers Bank are covered as a group by basic hospitalization, major medical, long-term disability, term life and prescription drug plans. Customers Bank pays the total cost of such plans for employees with the exception of the major medical and the prescription drug plan, in which cost sharing and co-payments are required by the employees.

Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer

Pursuant to Mr. Sidhu’s employment agreement, we have established a supplemental executive retirement plan (“SERP”) for Mr. Sidhu. The SERP is a deferred compensation plan whereby we created a reserve account on our books for Mr. Sidhu. During the third quarter of 2010, we credited an amount to this account that was sufficient to create a hypothetical fund that would provide payments of $300,000 per year for fifteen years commencing on Mr. Sidhu’s sixty-fifth birthday, assuming a rate of return of 7% per year, compounded annually. Additionally, we will credit the account with any gains or losses as if we had deposited the amounts in certain investment funds selected by Mr. Sidhu. Mr. Sidhu’s is now fully vested in the SERP.

Mr. Sidhu’s entire interest in the account will be paid to him in fifteen annual installments generally upon the later of (a) his separation from service with us, or (b) his sixty-fifth birthday. Any portion of Mr. Sidhu’s interest in the account remaining upon his death will be paid to his beneficiary in a single lump sum.

In the event of Mr. Sidhu’s death prior to the later of (a) his separation from service with us, or (b) his sixty-fifth birthday, $3.0 million will be paid to his beneficiary in a single lump sum in lieu of the installment payments described above.

These obligations under the SERP will be general unsecured obligations by us to pay money in the future. Mr. Sidhu will have no rights to any assets or investments held by us to meet our obligations under the SERP, except as a general creditor of us.

Consideration of Risk

Our compensation methods are discretionary and balance short and long-term goals for our executive officers. The Compensation Committee strives to provide strong incentives to manage us for the long-term, while avoiding excessive risk taking in the short term. Goals and objectives reflect a fair mix of quantitative and qualitative factors to avoid excessive reliance on a single performance measure. The Compensation Committee annually reviews the relationship between the risk management practices and the incentive compensation provided to the named executive officers to confirm that the incentive compensation does not encourage unnecessary and excessive risk.

Risk Management Checks and Balances

The Compensation Committee believes that the design and governance of our executive compensation program are consistent with best practices in risk management. The design of the executive compensation program supports our risk management goals through an interlocking set of checks and balances.

•

Rather than determining incentive compensation awards based on a single metric, the Committee applies its informed judgment taking into account factors such as quality and sustainability of earnings, successful implementation of strategic initiatives and adherence to risk and compliance policies and our other core values;

•

To further ensure that executive officers are focused on long-term performance, a significant portion of our incentive awards (including bonuses paid in stock) are provided as long-term equity awards that do not become earned and paid until three to five years after the grant date; and

•	Use of equity awards aligns executive officers’ interests with the interests of shareholders, and their significant stock ownership further enhances this alignment.

Together, these features of the executive compensation program are intended to:

•	Ensure that compensation opportunities do not encourage excessive risk taking;

•	Focus executive officers on managing the Company towards creating long-term, sustainable value for shareholders; and

•	Provide appropriate levels of realized rewards over time.

Compliance with Section 409A of the Internal Revenue Code

The executive compensation arrangements are intended to be maintained in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements and tax penalties on the affected employees if their deferred compensation arrangements do not comply with those restrictions.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Compensation Committee:

Steven J. Zuckerman, Chair

Daniel K. Rothermel

SUMMARY COMPENSATION TABLE

The table below sets forth the following information for each of the named executive officers for the fiscal years ended December 31, 2012 and 2011: dollar value of (1) base salary and bonus earned; (2) stock awards and option awards; (3) all other compensation; and (4) total compensation.

Name & Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (7)		Option Awards ($) (8)	All Other Compensation ($) (9)	Total ($)
Jay S. Sidhu	2012	500,000	267,307	(2)	3,166,661		2,175,332	24,593	6,133,893
Chairman & CEO	2011	300,000	150,000	(2)	300,000		976,212	13,454	1,739,666

Richard A. Ehst	2012	320,000	144,736	(3)	756,666		326,299	10,000	1,557,701
President & COO	2011	225,000	84,375	(3)	56,250		146,433	14,250	526,308

James D. Hogan,	2012	116,923	35,000		—		23,427	5,200	180,550
EVP & Chief Financial Officer	2011	65,000	—		—		—	—	65,000

Warren Taylor	2012	200,000	40,000	(4)	213,311		49,540	—	502,851
President and Director of Community Banking	2011	190,000	37,500	(4)	75,000		55,230	—	357,730

Glenn A. Hedde	2012	200,000	273,000	(5)	542,839	(5)	—	5,954	1,021,793
President of Customers Bank Mortgage Warehouse Lending	2011	190,000	164,400	(5)	624,290	(5)	27,615	5,662	1,011,967

Thomas R. Brugger	2012	253,902	12,981	(6)	—		—	16,001	282,884
Former EVP & Chief Financial Officer	2011	225,000	56,250	(6)	112,500	(6)	146,433	16,704	556,887

(1)	Represents annual salary for 2012. The annual salary for each of the named executive officers for 2013 is as follows: Mr. Sidhu - $500,000; Mr. Ehst - $350,000; Mr. Hogan - $200,000; Mr. Taylor - $210,000; and Mr. Hedde - $210,000.

(2)	Mr. Sidhu earned a cash bonus of $500,000 for 2012; however, he elected to receive 50% in cash ($250,000) and to defer 50% of this bonus under the Bonus Recognition and Retention Program (“BRRP”) pursuant to which after a 5-year vesting period he will receive his deferred bonus, along with a Company match of $250,000 ($500,000 in total), in the form of 34,722 shares of Voting Common Stock plus any shares resulting from the deemed reinvestment of dividends on those 34,722 shares. Mr. Sidhu earned a cash bonus of $300,000 for 2011; however, he elected to receive 50% in cash ($150,000) and to defer 50% of this bonus under the Bonus Recognition and Retention Program (“BRRP”) pursuant to which after a 5-year vesting period he will receive his deferred bonus, along with a Company match of $150,000 ($300,000 in total), in the form of 23,809 shares of Voting Common Stock plus any shares resulting from the deemed reinvestment of dividends on those 23,809 shares. If Mr. Sidhu does not remain employed during the 5-year vesting periods, he will forfeit the right to receive these shares. See “Bonus Recognition and Retention Program” for more details regarding this deferral.

(3)

Mr. Ehst earned a cash bonus of $180,000 for 2012; however, he elected to receive 75% in cash ($135,000) and to defer 25% of this bonus under the BRRP pursuant to which after a 5-year vesting period he will receive his deferred bonus, along with a Company match of $45,000 ($90,000 in total), in the form of 6,250 shares of Voting Common Stock plus any of the shares resulting from the deemed reinvestment of dividends on those 6,250 shares. Mr. Ehst earned a cash bonus of $112,500 for 2011; however, he elected to receive 75% in cash ($84,375) and to defer 25% of this bonus under the BRRP pursuant to which after a 5-year vesting period he will receive his deferred bonus, along with a Company match of $28,125 ($56,250 in total), in the form of 4,464 shares of Voting Common Stock plus any of the shares resulting from the deemed reinvestment of dividends on those 4,464 shares. If Mr. Ehst does not remain employed during the 5-year vesting periods, he will forfeit the right to receive these shares. See “Bonus Recognition and Retention Program” for more details regarding this deferral.

(4)	Mr. Taylor earned a cash bonus of $80,000 for 2012; however, he elected to receive 50% in cash ($40,000) and to defer 50% of this bonus under the BRRP pursuant to which after a 5-year vesting period he will receive his deferred bonus, along with a Company match of $40,500 ($80,000 in total), in the form of 5,554 shares of Voting Common Stock plus any of the shares resulting from the deemed reinvestment of dividends on those 5,554 shares. Mr. Taylor earned a cash bonus of $75,000 for 2011; however, he elected to receive 50% in cash ($37,500) and to defer 50% of this bonus under the BRRP pursuant to which after a 5-year vesting period he will receive his deferred bonus, along with a Company match of $37,500 ($75,000 in total), in the form of 5,952 shares of Voting Common Stock plus any of the shares resulting from the deemed reinvestment of dividends on those 5,952 shares. If Mr. Taylor does not remain employed during the 5-year vesting periods, he will forfeit the right to receive these shares. See “Bonus Recognition and Retention Program” for more details regarding this deferral.

(5)	Mr. Hedde earned a cash bonus of $682,505 for 2012; however, pursuant to the terms of his bonus arrangement he is required to have a portion (60%) of his aggregate bonus for 2012 paid through the issuance of 27,410 restricted stock units. These restricted stock units were granted in March 2013 under the Amended and Restated 2004 Incentive Equity and Deferred Compensation Plan (the “2004 Plan”), and they will become 100% vested on the third anniversary of the date of grant. With regard to the remaining 40% cash portion of the bonus ($273,000), Mr. Hedde elected to receive 100% of this amount in cash with no deferral under the BRRP. Mr. Hedde earned a cash bonus of $679,090 for 2011; however, pursuant to the terms of his bonus arrangement he was required to have a portion (60%) of his aggregate bonus for 2011 paid through the issuance of 32,150 restricted stock units. These restricted stock units were granted in February 2012 under the Amended and Restated 2004 Incentive Equity and Deferred Compensation Plan (the “2004 Plan”), and they will become 100% vested on the third anniversary of the date of grant. With regard to the remaining 40% cash portion of the bonus ($274,000), Mr. Hedde elected to receive 60% of this amount in cash ($164,400) and to defer 40% of this amount under the BRRP pursuant to which after a 5 year vesting period this 40% ($109,600) of his 2011 bonus, along with an equal Company match of $109,600 ($219,200 in total)), will be paid through the issuance of 17,396 shares of Voting Common Stock under the 2004 Plan, plus any of the shares resulting from the deemed reinvestment of dividends on those 17,396 shares. If Mr. Hedde does not remain employed during this 5 year vesting period, he will forfeit the right to receive these shares. See “Bonus Recognition and Retention Program” for more details regarding this deferral.

(6)	Mr. Brugger earned a cash bonus of $112,500 for 2011; however, he elected to receive 50% in cash ($56,250) and to defer 50% of this bonus under the BRRP. Mr. Brugger resigned on October 19, 2012 and, since he did not remain employed for the 5-year vesting period, pursuant to the terms of the Bonus Recognition and Retention Program he forfeited his right to receive this deferred bonus, along with the Company match of $56,250 ($112,500 in total), in the form of 8,928 shares of Voting Common Stock plus any of the shares resulting from the deemed reinvestment of dividends on those 8,928 shares. See “Bonus Recognition and Retention Program” for more details regarding this forfeiture.

(7)	Represents the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of the stock awards described in footnotes 2-6 above. The grant date fair values have been determined based on the assumptions and methodologies set forth in our 2012 financial statements (NOTE 13 - SHARE-BASED COMPENSATION PLANS).

(8)	Represents the grant date fair value, as calculated in accordance with FASB ASC Topic 718, of option awards granted under our 2010 Stock Option Plan (“2010 Stock Option Plan”). See footnote 1 to the “Grant of Plan-Based Awards” table for more information on these options. The grant date fair values have been determined based on the assumptions and methodologies set forth in our 2012 financial statements (NOTE 13 - SHARE-BASED COMPENSATION PLANS).

(9)	The amounts listed in this column include matching 401(k) contributions paid under our 401(k) Retirement Savings and Profit Sharing Plan for each of Messrs. Sidhu, Brugger and Hedde, car allowance payments for each of Messrs. Ehst and Brugger, apartment rental and travel expenses for Mr. Hogan, and a country club membership for Mr. Sidhu in 2012 and a golf club membership for Mr. Ehst in 2011. The Company provides Mr. Sidhu with an automobile which he primarily uses for business purposes. All Other Compensation for Mr. Sidhu also includes the value attributable to Mr. Sidhu’s personal use of this automobile in 2012 and 2011.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding awards granted to each of our named executive officers with respect to 2012:

Name	Grant date	All other stock awards: Number of shares of Common Stock (#) (1)		All other option awards: Number of shares of Common Stock underlying options (#) (2)	Exercise or base price of option awards ($/Sh) (3)	Grant date fair value of stock and option awards ($) (4)
Jay S. Sidhu	2/16/2012	211,640		—	—	2,666,664
	9/20/2012	—		711,182	14.00	2,175,332
	12/28/2012	34,722		—	—	499,997

Richard A. Ehst	2/16/2012	52,910		—	—	666,666
	9/20/2012			106,677	14.00	326,299
	12/28/2012	6,250		—	—	90,000

James D. Hogan	11/28/2012	—		10,000	14.94	23,427

Warren Taylor	2/16/2012	—		6,667	12.60	19,601
	2/16/2012	10,582				133,333
	11/28/2012			10,000	14.94	29,939
	12/28/2012	5,554		—	—	79,978

Glenn A. Hedde	2/16/2012	10,582		—	—	133,333
	3/15/2013	27,410		—	—	409,505

Thomas R. Brugger	2/16/2012	52,910	(5)	—	—	666,666

(1)	The awards on February 16, 2012 represent restricted stock units granted under the restricted stock reward program approved by the board of directors in recognition of the significant growth and evolution of Customers Bank since 2009. The awards on December 28, 2012 represent restricted stock units granted under the Bonus Recognition and Retention Program. Excludes 32,150 restricted stock units issued to Mr. Hedde on February 16, 2012 under the 2004 Plan in lieu of a portion of Mr. Hedde’s cash bonus earned for 2011.

(2)	Includes options awarded on September 20, 2012 to Messrs. Sidhu and Ehst under the 2010 Stock Option Plan pursuant to the terms of their employment agreements. See “Stock Option Grants in Connection with Recent Transactions” and “Officer Employment Agreements” for more details on these awards. Also includes options awarded on February 16, 2012 to Mr. Taylor and options awarded on November 28, 2012 under our 2010 Stock Option Plan to Messrs. Hogan and Taylor. All of these awards, except those granted to Mr. Hogan, vest on the fifth anniversary of the date of grant, subject to a condition that the value of our Voting Common Stock increase by 50% during the life of the option and subject to accelerated vesting in certain circumstances. Mr. Hogan’s awards have vested. All of these options entitle the holder to purchase shares of Voting Common Stock.

(3)	Exercise price for stock options is based on the sale price of the Voting Common Stock on the date of grant.

(4)	Represents the grant date fair value, as calculated in accordance with FASB ASC Topic 718 of these option or stock awards. The grant date fair value has been determined based on the assumptions and methodologies set forth in the consolidated financial statements included in NOTE 13-SHARE-BASED COMPENSATION PLANS of our Annual Report on Form 10-K for the year ended December 31, 2012.

(5)	These restricted stock units were forfeited when Mr. Brugger resigned on October 19, 2012.

Amended and Restated 2004 Incentive Equity and Deferred Compensation Plan

At our annual meeting in 2012, our shareholders approved the amendment and restatement of our 2004 Plan, primarily to reflect changes effectuated by the Reorganization and increase the number of shares authorized to be issued pursuant to grants under the 2004 Plan. The purpose of the 2004 Plan is to promote the success and enhance our value by linking the personal interests of the members of the board of directors and our employees, officers and executives to those of our shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to our shareholders. The 2004 Plan is further intended to provide us flexibility to motivate, attract and retain the services of members of our board of directors, employees, officers and executives.

The 2004 Plan is administered by the Compensation Committee of the board of directors or, in certain cases, by the full board of directors. It provides for the grant of options, some or all of which may be structured to qualify as incentive stock options under Section 422 of the Code (“ISOs”) if granted to employees, and for the grant of stock appreciation rights, restricted stock and unrestricted stock up to a total of 2,500,000 shares of common stock. As of April 22, 2013, 1,869,549 shares were available for grant under the 2004 Plan. Unless sooner terminated by the board, the 2004 Plan will expire on September 6, 2021, which is ten (10) years from the date the 2004 Plan was last approved by our shareholders.

Management Stock Purchase Plan

In December 2010, our shareholders approved our Management Stock Purchase Plan (the “Management Stock Purchase Plan”), which consisted of a pool of 233,334 shares of our Voting Common Stock that may be offered for purchase by senior management personnel at a deeply-discounted purchase price of $1.00 per share during a short election period. As of March 6, 2012, no shares were available for grant under the Management Stock Purchase Plan, and the Management Stock Purchase Plan was terminated on March 6, 2012 by our Board of Directors. The Management Stock Purchase Plan provided us with a flexible way to motivate, attract and retain the services of employees, officers and executives upon whose judgment, interest and special effort the successful conduct of our operations largely depend. The Management Stock Purchase Plan was intended to promote our success and enhance our value by linking the personal interests of our executive and senior management-level employees to those of our shareholders, and by providing those individuals with an incentive for outstanding performance in order to generate superior returns to shareholders.

Amended and Restated 2010 Stock Option Plan

In December 2010, our shareholders approved the 2010 Stock Option Plan, which was amended and restated in March 2012 by our Board of Directors primarily to reflect changes effectuated by the Reorganization. The 2010 Stock Option Plan provides for the grant of stock options to our management personnel, other employees and non-employee members of the Board of Directors. The purpose of the 2010 Stock Option Plan is to promote our success and enhance our value by linking the personal interest of our employees, officers, executives and non-employee directors to those of our shareholders and by providing those individuals with an incentive for outstanding performance in order to generate superior returns to shareholders. The 2010 Stock Option Plan provides flexibility for us to motivate, attract, and retain the services of our employees, officers, executives and non-employee directors upon whose judgment, interest and special effort the successful conduct of our operations largely depend. The options can take the form of either tax-qualified ISOs or non-qualified stock options (“NQOs”), although only NQOs may be granted to non-employee directors.

The 2010 Stock Option Plan consists of a pool of the lesser of 3,333,334 shares of our Voting Common Stock and Class B Non-Voting Common Stock, or fifteen percent (15%) of the number of shares of Voting Common Stock and Class B Non-Voting Common Stock issued by us after December 31, 2009. The 2010 Stock Option Plan is administered by the Compensation Committee of the Board of Directors or, in certain cases, by the full Board of Directors. The maximum number of shares underlying options granted to any single participant during a fiscal year shall be 2,222,223 shares of common stock. All employees are potentially eligible to receive options under the 2010 Stock Option Plan. In making determinations regarding the potential eligibility of any employee, the Compensation Committee may take into account the nature of the services rendered by the employee, his or her present and potential contributions to our success and such other factors as the Compensation Committee in its discretion deems relevant.

The Compensation Committee is authorized to grant stock options to participants subject to the following terms and conditions: (1) the exercise price per share of an option must not be less than the fair market value of one share at the time the option is granted, and the term of an option must not be longer than ten (10) years from the date of grant; and (2) in the case of a participant who owns stock representing more than 10% of the total combined voting power of us at the time of the grant of an option to that participant, the option cannot qualify as an ISO unless the exercise price is at least 110% of the fair market value of the stock at the time of grant and the term is no longer than five years from the date of grant.

Unless sooner terminated by the Board, the 2010 Stock Option Plan will expire ten (10) years from the date the 2010 Stock Option Plan was approved by our shareholders, which was December 9, 2010. The termination of the 2010 Stock Option Plan must not affect any option that is outstanding on the termination date without the consent of the participant. Offers granted under the 2010 Stock Option Plan are, by their terms, not transferable other than by will or laws of descent and distribution. No right or interest of a participant in any offer may be pledged, encumbered, or hypothecated to or in favor of any party other than us, or be subject to any lien, obligation, or liability of that participant to any other party other than us; provided, however, that the foregoing must not be deemed to imply any obligation of ours to lend against or accept a lien or pledge of any offer for any reason.

Bonus Recognition And Retention Program

In December 2010, our shareholders approved the BRRP, which was amended and restated in March 2012 by our Board of Directors primarily to reflect changes effectuated by the Reorganization. The BRRP provides specified benefits to a select group of management and highly compensated employees who contribute materially to our continued growth, development and future business success that are eligible under the BRRP. Participation in the BRRP is limited to a select group of management and highly compensated employees, as determined by the Compensation Committee in its sole discretion. From that group, the Committee selects, in its sole discretion, the employees who are eligible to participate in the BRRP, which always includes our Chief Executive Officer.

As a condition of participation, each selected employee must annually complete and return to the Committee (or its designee) the forms the Committee may prescribe, including an annual deferral election form. Each election made by a participant to defer receipt of a portion of his or her bonus for a given calendar year must be filed no later than December 31 prior to the calendar year with respect to which the relevant bonus may be earned; provided, however, in the event an employee is hired during a plan year and is designated as being eligible to participate for that year, the employee may commence participation for that year by filing a deferral election within 30 days of employment. Each eligible employee must file a new deferral election for each year with respect to which he or she desires to defer receipt of a portion of a bonus.

A participant may elect to defer receipt of not less than 25%, nor more than 50%, of his or her bonus payable with respect to each year of participation. Shares of Voting Common Stock having a value equal to the portion of the bonus deferred by a participant will be allocated to an annual deferral account (the “Annual Deferral Account”) established by us for the year of deferral. On the same day that the shares of common stock attributable to a deferred bonus are allocated to the Annual Deferral Account, a matching amount equal to an identical number of shares of common stock shall be allocated to the Annual Deferral Account. The Annual Deferral Account shall be increased by that number of shares of common stock having a value equal to the amount of any cash dividend payable with respect to the number of shares of common stock allocated to the Annual Deferral Account. The BRRP is a formula based plan that does not provide for a maximum number of shares to be issued, but it is limited by the amount of the cash bonuses awarded annually to those persons selected to participate.

In the event a participant files a deferral election and subsequently terminates as an employee prior to the date bonuses are paid, if (a) he or she is entitled to a bonus notwithstanding termination and (b) the termination of employment is related to death, disability, or is involuntary or related to a change in control, then the bonus and the related matching amount shall be distributed to the individual or his or her beneficiary in cash or invested and so distributed in common stock, at the Compensation Committee’s election, within 60 days following the date that year’s bonuses are paid.

A participant becomes 100% vested in an Annual Deferral Account on the fifth anniversary date of the initial funding of the account, provided he or she remains continuously employed by us from the date of funding to the anniversary date. Vesting is accelerated in the event of involuntary termination other than for cause, retirement at or after age 65, death, termination on account of disability, or a change in control of the Company.

As of March 15, 2013, we have issued restricted stock units for 107,172 shares of Voting Common Stock under BRRP.

Stock Option Grants in Connection with Recent Transactions

In connection with recent private placement offerings of our stock in July, August, and September of 2012, we granted ten-year stock options to Messrs. Sidhu and Ehst under our 2010 Stock Option Plan for an aggregate of 11.5% of the offered shares. Of the total 11.5% of the offered shares, 10% (or 711,182 options), were granted to Mr. Sidhu, and 1.5% (or 106,677 options) were granted to Mr. Ehst pursuant to the terms of their employment agreements.

As long as these individuals remain employees or directors, the options will vest 5 years from the date of grant, subject to earlier vesting upon a change in control of us or a termination without cause of the executive’s employment. In addition, the options will vest upon resignation for “good reason” in accordance with the provisions of each individual’s employment agreement but not upon any other voluntary resignation. Even if vested, an award may not be exercised unless and until, at any time during the option life, the value of our Voting Common Stock appreciates by 50% above the value of the Voting Common Stock at the time the option was granted.

2012 Restricted Stock Rewards Program

Due to our significant growth and evolution as a bank since 2009, including increasing assets to over $3 billion and significantly increasing our equity base, in February 2012 the Compensation Committee recommended and the Board of Directors approved a restricted stock reward program that provided for the grant of restricted stock units to certain directors and senior executives of Customers Bancorp and Customers Bank. Pursuant to the program, restricted stock units for 185,189 shares of our Voting Common Stock and 211,640 shares of our Class B Non-Voting Common Stock were granted on February 16, 2012 pursuant to the 2004 Plan. Of this amount, our named executive officers received restricted stock units for 126,988 shares of Voting Common Stock and 211,640 shares of Class B Non-Voting Common Stock in the aggregate and our non-employee directors received 15,876 shares of Voting Common Stock in the aggregate. One requirement for vesting is that the recipient of the restricted stock units remains an employee or director of ours, through December 31, 2016. The restricted stock units held by an employee or director are forfeited if he or she ceases to be an employee or director prior to that date. The second vesting requirement for each award (both must be met to vest) is that our Voting Common Stock trades at a price greater than $18.90 per share (adjusted for any stock splits or stock dividends) for at least 5 consecutive trading days during the five year period ending December 31, 2016. If the restricted stock units vest, the recipient will receive shares of our common stock on December 31, 2016. However, upon a change in control of us resulting in any one shareholder owning more than 24.9% of the outstanding stock of Customers Bancorp prior to December 31, 2016, all restricted stock units held by employees and directors automatically vest and they will receive shares of our common stock at that time.

Officer Employment Agreements

On March 26, 2012, we entered into an amended and restated employment agreement with Mr. Sidhu as Chairman and CEO of Customers Bank. Under the terms of the agreement Mr. Sidhu will receive a minimum base salary of $225,000 per year plus a performance-based incentive bonus and a car allowance of $1,000 per month. The term of the agreement is annually extended to another year unless Mr. Sidhu or we give notice to the contrary. Mr. Sidhu will also be entitled to cash or equity incentive compensation up to the amount of his base salary under an executive incentive plan to be approved by the Board of Directors. Mr. Sidhu’s employment agreement also provides that, for every issuance of shares made by us in connection with an acquisition or a raise of capital: (i) up to $400 million, we must grant Mr. Sidhu options to purchase up to 10% of the shares issued in such issuance; (ii) from $401 million to $749 million, we must grant Mr. Sidhu options to purchase up to 6.7% of the shares issued in such issuance; and (iii) above $750 million of equity, we must grant Mr. Sidhu options to purchase up to 3.4% of the shares issued in such issuance. Our Board of Directors and Mr. Sidhu intend that the 2004 Plan or the 2010 Stock Option Plan, or both, each as more fully described above, will be used to fulfill the provisions of Mr. Sidhu’s employment agreement requiring us to issue to Mr. Sidhu options or warrants to acquire shares issued in connection with acquisitions or raises of capital. As of April 22, 2013, approximately $207 million of equity had been issued since 2009 pursuant to acquisitions or capital raises.

Under the employment agreement, we also agreed that our Board of Directors will develop and implement a nonqualified retirement income plan designed to provide Mr. Sidhu with a retirement benefit, targeted at $300,000 per year (depending on performance of the investments in the informal funding vehicle) for 15 years commencing upon his retirement at or after age 65, subject to his ability to qualify for a variable life insurance policy to be owned by us to fund the plan. The Board of Directors is to review the plan at the end of the fourth year of his employment and determine whether it is appropriate to increase the target benefit amount in light of his compensation at that time. Under the employment agreement, Mr. Sidhu was to become vested in this retirement benefit after seven years of continuous service with us, or upon his termination of employment under circumstances that would result in our obligation to pay him severance compensation. Ultimately, the plan (which was developed and approved by the Board of Directors) provided for funding towards a target benefit of $300,000 per year, and for immediate vesting upon the effective date of the plan. See discussion of the “Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer” on page 25 of this proxy statement.

As of March 26, 2012, we also entered into amended and restated employment agreements with Messrs. Ehst and Mr. Brugger, each of which replaced previous employment agreements for Messrs. Ehst and Brugger. When Mr. Brugger resigned in October 2012, his employment agreement was terminated. With respect to Mr. Ehst’s employment agreement, the term of the agreement is annually extended for another year unless Mr. Ehst or we give notice to the contrary. Mr. Ehst receives a minimum base salary, plus incentive compensation in cash or equity or both and in such amounts as determined by the Board of Directors in accordance with incentive programs developed for him. Mr. Ehst’s employment agreement provides that, for every issuance of shares made by us in connection with an acquisition or a raise of capital (i) up to $400 million, we must grant Mr. Ehst options to purchase up to 1.5% of the shares issued in such issuance; (ii) from $401 million to $749 million, we must grant Mr. Ehst options to purchase up to 1% of the shares issued in such issuance; and (iii) above $750 million of equity, we must grant Mr. Ehst options to purchase up to 0.5% of the shares issued in such issuance.

Each of Messrs. Sidhu and Ehst will be entitled to severance compensation under the agreement if he terminates his employment for “Good Reason” (as defined in their respective employment agreements), if his employment is terminated by us other than for “Cause” (as defined in their respective employment agreements) during the employment term or on expiration of the employment term. If a “Change in Control” (as defined in their respective employment agreements) has not occurred within twelve months before termination of employment, then: (1) he will receive the sum of his then current base salary plus the average of his last three years’ annual cash bonuses, for the greater of (a) one year in the case of Mr. Sidhu and two years in the cases of Mr. Ehst, or (b) the period of time remaining in his employment term, generally payable in equal installments on his normal pay dates, subject to normal tax deductions and withholding; (2) any unvested equity awards he has received will vest in full; (3) he will be entitled to an allocable fraction of any cash bonus that would have been payable to him for the current year had he remained employed through the date of payment; and (4) we will continue to provide health insurance (including dental if applicable) and any life or disability insurance benefits (“health benefits”) for the shorter of the period on which his cash severance compensation is measured or the maximum period we are then permitted to extend his benefit under the applicable plan or policy or applicable law. If a Change in Control shall have occurred within twelve months before termination of his employment, then: (1) he will receive cash equal to three times the sum of his then current base salary plus the average of his annual cash bonuses for the immediately preceding three years, payable in a lump sum; (2) any unvested equity awards he has received will vest in full; (3) he will be entitled to an allocable fraction of any cash bonus that would have been payable to him for the current year had he remained employed through the date of payment; (4) we shall continue to provide health benefits for the shorter of three years or the maximum period we are then permitted to extend his benefit under the applicable plan or policy or applicable law; and (5) if applicable, reimbursement of any “parachute payment” excise tax under Section 4999 of the Code, grossed up to include any additional taxes payable on that benefit.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END(1)

The following table sets forth information on outstanding warrants and options awards and stock awards held by the named executive officers at December 31, 2012, including the number of shares underlying each stock option and warrant, the exercise price and the expiration date of each outstanding option and warrant, and the number of shares and market value of stock awards.

	Option Awards						Stock Awards
Name & Principal Position	Number of Securities Underlying Unexercised Warrants or Options Exercisable		Number of Securities Underlying Unexercised Warrants or Options Unexercisable		Warrant or Option Exercise Price	Warrant or Option Expiration Date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested (21)
Jay S. Sidhu	195,596	(2)	—		$10.50	6/30/2016	—		—
Chairman & Chief Executive	21,891	(2)	—		10.50	9/30/2016	—		—
Officer	60,632	(2)	—		10.50	11/13/2016	—		—
	—		448,754	(3)	9.75	4/6/2020	—		—
	—		11,667	(4)	10.50	7/14/2020	—		—
	—		74,422	(5)	12.00	12/28/2020	—		—
	—		76,459	(6)	12.00	1/31/2021	—		—
	—		33,517	(7)	12.00	2/28/2021	—		—
	—		26,831	(8)	12.00	3/17/2021	—		—
	—		62,399	(9)	13.20	9/17/2018	—		—
	—		98,485	(10)	13.20	9/30/2018	—		—
	—		711,182	(11)	14.00	9/20/2022	—		—
							23,809	(15)	$342,850
							211,640	(18)	3,047,616
							34,722	(19)	499,997

Richard A. Ehst	—		67,313	(3)	9.75	4/6/2020	—		—
President & Chief Operating	—		1,750	(4)	10.50	7/14/2020	—		—
Officer	—		11,163	(5)	12.00	12/28/2020	—		—
	—		11,469	(6)	12.00	1/31/2021	—		—
	—		5,028	(7)	12.00	2/28/2021	—		—
	—		4,025	(8)	12.00	3/17/2021	—		—
	—		9,360	(9)	13.20	9/17/2018	—		—
	—		14,773	(10)	13.20	9/30/2018	—		—
	—		106,677	(11)	14.00	9/20/2022	—		—
							4,464	(15)	64,282
							52,910	(18)	761,904
							6,250	(19)	90,000

James D. Hogan	—		10,000	(20)	14.94	11/28/2017	—		—
Executive Vice President and
Interim Chief Financial Officer

Warren Taylor	—		16,667	(3)	9.75	4/6/2020	—		—
President and Director of	—		16,667	(12)	12.00	2/17/2021	—		—
Community Banking	—		6,667	(13)	12.60	2/16/2022	—		—
			10,000	(14)	14.94	11/28/2022	—		—
							5,952	(15)	85,709
							10,582	(18)	152,381
							5,554	(19)	79,978

Glenn A. Hedde	—		3,334	(3)	9.75	4/6/2020	—		—
President of Mortgage	—		8,334	(12)	12.00	2/17/2021	—		—
Warehouse Lending	—		—		—	—	24,479	(16)	352,498
	—		—		—	—	17,396	(15)	250,502
	—		—		—	—	32,150	(17)	462,960
	—		—		—	—	10,582	(18)	152,381

Thomas R. Brugger	—		—		—	—	—		—
Former Executive Vice
President & Chief Financial
Officer (22)

(1)	Except as otherwise noted in a footnote, all awards relate to shares of Voting Common Stock.
(2)	Represents immediately exercisable warrants to purchase our Voting Common Stock granted to Mr. Sidhu in connection with an agreement between Customers Bancorp and Mr. Sidhu relating to the 2009 private offerings.
(3)	These stock options vest on the fifth anniversary of the date of grant (April 6, 2015), subject to a condition that the market price of our Voting Common Stock increase by 50% during the life of the option and subject to accelerated vesting in certain circumstances.
(4)	These stock options vest on the fifth anniversary of the date of grant (July 14, 2015), subject to a condition that the market price of our Voting Common Stock increase by 50% during the life of the option and subject to accelerated vesting in certain circumstances.
(5)	These stock options vest on the fifth anniversary of the date of grant (December 28, 2015), subject to a condition that the market price of our Voting Common Stock increase by 50% during the life of the option and subject to accelerated vesting in certain circumstances.
(6)	These stock options vest on the fifth anniversary of the date of grant (January 31, 2016), subject to a condition that the market price of our Voting Common Stock increase by 50% during the life of the option and subject to accelerated vesting in certain circumstances. See “Stock Option Grants in Connection with Recent Transactions” and “Officer Employment Agreements” above for more details on these awards.
(7)	These stock options vest on the fifth anniversary of the date of grant (February 28, 2016), subject to a condition that the market price of our Voting Common Stock increase by 50% during the life of the option and subject to accelerated vesting in certain circumstances. See “Stock Option Grants in Connection with Recent Transactions” and “Officer Employment Agreements” above for more details on these awards.
(8)	These stock options vest on the fifth anniversary of the date of grant (March 17, 2016), subject to a condition that the market price of our Voting Common Stock increase by 50% during the life of the option and subject to accelerated vesting in certain circumstances. See “Stock Option Grants in Connection with Recent Transactions” and “Officer Employment Agreements” above for more details on these awards.
(9)	These stock options vest on the fifth anniversary of the date of grant (September 17, 2016), subject to a condition that the market price of our Voting Common Stock increase by 50% during the life of the option and subject to accelerated vesting in certain circumstances. While this grant entitled Mr. Sidhu to purchase 62,399 shares of Voting Common Stock, it was cancelled on March 6, 2012 and a new grant to purchase the same number of shares of Class B Non-Voting Common Stock upon the same terms (including the same exercise price and expiration date) was issued. The cancellation and grant were done to correct an inadvertent mistake of originally issuing these as options to buy shares of Voting Common Stock.
(10)	These stock options vest on the fifth anniversary of the date of grant (September 30, 2016), subject to a condition that the market price of our Voting Common Stock increase by 50% during the life of the option and subject to accelerated vesting in certain circumstances. See “Stock Option Grants in Connection with Recent Transactions” and “Officer Employment Agreements” above for more details on these awards. While this grant entitled Mr. Sidhu to purchase 98,485 shares of Voting Common Stock, it was cancelled on March 6, 2012 and a new grant to purchase the same number of shares of Class B Non-Voting Common Stock upon the same terms (including the same exercise price and expiration date) was issued. The cancellation and grant were done to correct an inadvertent mistake of originally issuing these as options to buy shares of Voting Common Stock.
(11)	These stock options vest on the fifth anniversary of the date of grant (September 20, 2017), subject to a condition that the market price of our Voting Common Stock increase by 50% during the life of the option and subject to accelerated vesting in certain circumstances. See “Stock Option Grants in Connection with Recent Transactions” and “Officer Employment Agreements” above for more details on these awards.
(12)	These stock options vest on the fifth anniversary of the date of grant (February 17, 2016), subject to a condition that the market price of our Voting Common Stock increase by 50% during the life of the option and subject to accelerated vesting in certain circumstances.
(13)	These stock options vest on the fifth anniversary of the date of grant (February 16, 2017), subject to a condition that the market price of our Voting Common Stock increase by 50% during the life of the option and subject to accelerated vesting in certain circumstances.

(14)	These stock options vest on the fifth anniversary of the date of grant (November 28, 2017), subject to a condition that the market price of our Voting Common Stock increase by 50% during the life of the option and subject to accelerated vesting in certain circumstances.
(15)	The restricted stock units, issued under the BRRP, vest on the fifth anniversary of the date of grant (February 16, 2017).
(16)	The restricted stock units vest on the third anniversary of the date of grant (February 17, 2014).
(17)	The restricted stock units vest on the third anniversary of the date of grant (February 16, 2015).
(18)	The restricted stock units vest on December 31, 2016 subject to a condition that the Bancorp’s Voting Common Stock trades at a price greater than $18.90 per share for at least five consecutive trading days during the five-year period ending December 31, 2016 and subject to accelerated vesting in certain circumstances. The restricted stock units issued to Mr. Sidhu are for Class B Non-Voting Common Stock.
(19)	The restricted stock units, issued under the BRRP, vest on the fifth anniversary of the date of grant (December 28, 2017).
(20)	These stock options vested on February 28, 2013.
(21)	Market value was determined using the Bancorp’s tangible common book value of $14.40 at December 31, 2012.
(22)	Mr. Brugger resigned as Chief Financial Officer and Executive Vice President on October 19, 2012, and all unvested options and restricted stock units were forfeited.

The following Nonqualified Deferred Compensation table summarizes activity during 2012 and the account balance as of December  31, 2012 for our non-qualified defined contribution plans that provide for the deferral of compensation.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
Jay S. Sidhu (1)	-0-	-0-	(382,290)	-0-	2,867,782

(1)	Represents the supplemental executive retirement plan (“SERP”) for Mr. Sidhu. As a result of the acquisition of USA Bank on July 9, 2010, Mr. Sidhu’s SERP became effective and Mr. Sidhu is entitled to receive the balance of the SERP account payable over 15 years commencing upon the later of his separation from service or his 65th birthday. If Mr. Sidhu dies prior to his payment commencement date, his beneficiary receives a lump sum payment equal to $3,000,000. If Mr. Sidhu dies after reaching age 65, his beneficiary receives the remainder of his scheduled retirement benefits. If Customers Bank terminates Mr. Sidhu’s employment for cause, he forfeits the benefits provided under the SERP. See “Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer” for more details on Mr. Sidhu’s SERP. The Company also has “Company Owned Life Insurance (COLI)” on Mr. Sidhu. The premiums paid during the year ended December 31, 2012 totaled $465,234. The policy has a net surrender value of $1,499,796 and a face value or net death benefit amount of $6,100,000.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below show the value of estimated payments pursuant to the employment agreements, equity plans and other plans described above upon a termination of employment, including gross-up payments for any excise tax on the parachute payments upon a change of control, for each of Messrs. Sidhu and Ehst. All termination events are assumed to occur on December 31, 2012. The payments represent the maximum possible payments under interpretations and assumptions most favorable to the executive officer. The amounts shown in the tables include estimates of amounts that would be paid to the executive upon the occurrence of the specified event. The actual amounts to be paid to the named executive officers can only be determined at the time of their termination and may be more or less than the amounts contained in the tables and the various agreements and plans. See “Officer Employment Agreements” for more details.

Mr. Brugger resigned from his position as Chief Financial Officer and Executive Vice President of the Company in October 2012, and therefore no payments would have been made to him upon a termination or change in control at December 31, 2012. Under the terms of Mr. Brugger’s employment agreement, he was not entitled to receive any payments due to his resignation of employment. Additionally, all outstanding equity awards that had been awarded to Mr. Brugger were forfeited upon his resignation in accordance with the terms of such awards.

Jay S. Sidhu

Assuming one of the following events had occurred on December 31, 2012, Mr. Sidhu’s payments and benefits had an estimated value as follows:

	Termination Without Cause or For Good Reason (6)	Termination in Connection with Change in Control (6)	Death
Base Salary (1)	$1,250,000	$1,500,000	—
Bonus (2)	855,000	1,023,000	—
Value of Health and Welfare Benefits (3)	43,965	52,757	—
Death Benefit (4)	—	—	$3,000,000
TOTAL	$2,148,965	2,575,757	$3,000,000

Richard A. Ehst

Assuming one of the following events had occurred on December 31, 2012, Mr. Ehst’s payments and benefits had an estimated value as follows:

	Termination Without Cause or For Good Reason (6)	Termination in Connection with Change in Control (6)	Death
Base Salary (1)	$800,000	$960,000	—
Bonus (2)	306,250	367,500	—
Value of Health and Welfare Benefits (3)	31,628	37,953	—
Death Benefit (4)	—	—	$500,000
Tax Gross Up (5)	—	532,526	—
TOTAL	$1,137,878	$1,897,979	$500,000

(1)	Represents continuation of salary payments for the payout period provided under each named executive officer’s applicable employment agreement.
(2)	Represents payment of an amount representing the average of the executive’s cash bonuses for the two fiscal years preceding the fiscal year of termination (2011 and 2010) over the payout period provided under each named executive officer’s applicable employment agreement. Includes bonus for 2012 because the 2012 bonuses were paid in December 2012, prior to the presumed termination date.
(3)	Represents payment of premiums for continued health and other welfare benefit insurance over the payout period provided under each named executive officer’s applicable employment agreement.

(4)	In Mr. Sidhu’s case, represents an uninsured death benefit payable under his Supplemental Executive Retirement Plan. In the cases of Mr. Ehst and Mr. Hogan, represents the proceeds of group term life insurance, the premiums for which are paid by us.
(5)	Represents estimated cash payment to reimburse for Mr. Ehst for his “golden parachute” excise tax liability under Section 4999 of the Internal Revenue Code of 1986 attributable to payments contingent upon a change in control, plus the regular taxes and additional excise tax on the reimbursement. The calculation of the reimbursement assumes that Mr. Ehst’s total marginal rate of Federal, State and Local taxes is 40%. Mr. Sidhu would not receive any reimbursement because the amounts payable to him in connection with a change in control are not sufficient to trigger the golden parachute excise tax.
(6)	While the employment agreements of these named executive officers provide for the time-based vesting requirements of equity-based awards to be met upon these terminations, no amounts are shown as these awards also require a 50% increase in the value of the common stock which did not occur as of the assumed termination date of December 31, 2012.

James D. Hogan

Mr. Hogan does not have an employment agreement with the Company providing for compensation in connection with termination or a change of control. The 10,000 stock options held by Mr. Hogan at December 31, 2012 have not yet vested, and therefore, in the event of his termination or a change of control at December 31, 2012, Mr. Hogan’s stock options would have been forfeited.

Glenn A. Hedde and Warren Taylor

Messrs. Hedde and Taylor do not have employment agreements with us providing for compensation in connection with severance or a change of control.

On January 30, 2013, we entered into Change of Control Agreements with each of Messrs. Hedde and Taylor (each, a “Change of Control Agreement”). Under each Change of Control Agreement, the executive is entitled to certain payments if his employment is terminated other than for Cause or by the executive Good Reason, in each case within one year after a Change in Control of the Bancorp. If these events occur, the executive is entitled to a single lump sum payment, subject to tax withholding obligations, of (i) two hundred percent (200%) of the highest rate of base annual salary in effect for the executive during the twelve month period prior to termination of employment, and (ii) two hundred percent (200%) of the average of the aggregate annual cash performance bonuses earned by the executive during each of the three preceding fiscal years. Each Change of Control Agreement also provides for a reduction of the payments to the executive in order to avoid excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended. Each Change of Control Agreement contains non-competition, non-solicitation and similar covenants that remain in effect for a period of twelve months following termination upon a Change in Control, as well as covenants related to confidentiality of proprietary information. Since these Change of Control Agreements were not in effect at December 31, 2012, no payments would have been made thereunder if a change of control had occurred on that date.

Restricted Stock Units Vesting on Change in Control

Messrs. Sidhu, Ehst, Hedde, and Taylor have been awarded restricted stock units under the terms of certain plans and award agreements. (See OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE) In accordance with their terms, these restricted stock units vest in the event of the executive’s death or disability, or a change in control. Based upon a fair market value of $14.40 per share for our Common Stock, the value of these awards that would have been received by the following named executive officers had a change in control occurred on December 31, 2012 is as follows: Mr. Sidhu - $3,890,461; Mr. Ehst - $916,186; Mr. Hedde - $1,218,341; and Mr. Taylor - $318,068.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION TABLE

We have compensated our directors for their services and expect to continue this practice. Information relating to the compensation of our non-employee directors during 2012 is set forth below.

Name	Fees Earned or Paid in Cash	Fees Earned and Paid through the Issuance of Voting Common Stock (2)	Restricted Stock Unit Awards (3)	All Other Compensation	Total
John R. Miller	$20,000	$26,309	$33,340	—	$79,649
Daniel K. Rothermel	$20,000	$45,209	$33,340	190	$98,739
T. Lawrence Way	$20,000	$32,609	$33,340	—	$85,949
Steven J. Zuckerman	$20,000	$32,609	$33,340	—	$85,949
Bhanu Choudhrie (1)	$20,000	$20,009	$33,340	—	$73,349

(1)	Represents compensation to Mr. Choudhrie for service to Customers Bank since Mr. Choudhrie served only as a Customers Bank, not Customers Bancorp, director during 2012.

(2)	Represents the Common Stock equivalent of fees earned by each board member. The value of the Common Stock was based upon the book value of our Common Stock, as calculated at the end of the preceding month in which the fees were earned.

(3)	Represents the grant date fair value, as determined in accordance with FASB ASC Topic 718, of restricted stock units granted to these directors on February 16, 2012 under our Amended and Restated 2004 Incentive Equity and Deferred Compensation Plan. Under the award agreement, the awards will vest on December 31, 2016, provided that our Voting Common Stock will have traded at greater than $18.90 per share (adjusted for any stock splits or stock dividends) for five consecutive trading days during the five-year period ending on December 31, 2016 or upon a change in control. Furthermore, the grantee shall forfeit all awards if his service as a member of our board of directors is terminated for any reason prior to December 31, 2016.

For 2012, compensation for non-employee directors was amended to provide for a cash fee of $20,000 per year, payable in installments at the end of each calendar quarter. In addition, each non-employee director also received 1,588 shares of our Voting Common Stock per annum under the 2004 Plan, with 397 shares of our Voting Common Stock being issued on the last day of each calendar quarter. Commencing in 2013, each director may also make an annual election prior to the beginning of each year to have all of their director fees paid in Voting Common Stock, in which event they would receive 3,176 shares per year. Also for 2012, directors in the following positions received an annual award of stock.

•	1,000 shares for the Chairman of each of the Audit Committee and the Compensation Committee.

•	2,000 shares for the Chairman of the Nominating and Corporate Governance Committee who shall also be the Lead Director.

•	500 shares for the Audit Committee Financial Expert.

Each of the non-employee directors received an award of restricted stock units for 2,646 shares of Voting Common Stock in February 2012 as described in “2012 Restricted Stock Rewards Program” above.

TRANSACTIONS WITH RELATED PARTIES

Customers Bank makes loans to executive officers and directors of Customers Bancorp and Customers Bank in the ordinary course of its business. These loans are currently made on substantially the same terms, including interest rates and collateral, as those prevailing at the time the transaction is originated for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectability or present any other unfavorable features. Federal regulations prohibit Customers Bank from making loans to executive officers and directors at terms more favorable than could be obtained by persons not affiliated with Customers Bank. Our policy towards loans to executive officers and directors currently complies with this limitation.

Some current directors and executive officers of the Bancorp and entities or organizations in which they were executive officers or the equivalent or owners of more than 10% of the equity were customers of and had transactions with or involving the Bancorp in the ordinary course of business during the fiscal year ended December 31, 2012. None of these transactions involved amounts in excess of 5% of the Bancorp’s gross revenues during 2012 nor was the Bancorp indebted to any of the foregoing persons or entities in an aggregate amount in excess of 5% of the Bancorp’s total consolidated assets at December 31, 2012. Additional transactions with such persons and entities may be expected to take place in the ordinary course of business in the future.

For the year ended December 31, 2012, we paid approximately $394,000 to Clipper Magazine and its division, Spencer Advertising Marketing as well as Jaxxon Promotions, Inc. Mr. Zuckerman, a director, is the Chief Executive Officer of Clipper Magazine, an affiliate of Gannett Co., Inc., and a 25% shareholder of Jaxxon Promotions, Inc.

Certain of our directors purchased securities in a private offering of our securities in July 2012. The chart below indicates the number and types of securities purchased as well as the amount paid for such securities. See “Security Ownership of Certain Beneficial Owners and Management” for the current security ownership of each of the individuals listed below.

Name	Number and Type of Securities	Aggregate Purchase Price
T. Lawrence Way, Director	40,029 shares of Voting Common Stock	$560,000

John R. Miller, Director	17,870 shares of Voting Common Stock	250,000

Certain holders of 5% or more of our Voting Common Stock (who are not executive officers or directors) purchased securities in the private offering in September 2012. These purchases have made them 5% holders. The chart below indicates the number and types of securities purchased as well as the amount paid for such securities. See “Security Ownership of Certain Beneficial Owners and Management” for the current security ownership of each of the individuals listed below.

Name	Number and Type of Securities	Aggregate Purchase Price
Wellington Management Company, LLP	1,366,531 shares of Voting Common Stock	$19,117,769
	1,847,755 shares of Class B Non-Voting Common Stock	25,850,092

BHR Capital LLC	1,175,000 shares of Voting Common Stock	16,438,250

We have a Code of Conduct applicable to our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and all of our other executives pursuant to which all directors, officers and employees must promptly disclose to us, any material transactions or relationships that reasonably could be expected to give rise to an actual or apparent conflict of interest with Customers Bank. In approving or rejecting the proposed agreement, the Board of Directors must consider the relevant facts and circumstances available and deemed relevant, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Board of Directors may only approve those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Board of Directors determines in the good faith exercise of its discretion.

The Company’s Board of Directors has also adopted the Affiliate and Related Party Transaction Policy and Compliance Plan (the “Transaction Policy”). The Transaction Policy is a written policy and set of procedures for the review and approval or ratification of transactions involving Affiliates and Related Parties (as such terms are defined in the Transaction Policy).

Related Parties are defined in the Transaction Policy as owners of more than 5% of any class of voting securities of the Company, directors or executive officers of the Company, or nominees to become directors, since the beginning of the last fiscal year, and “related persons” and others as provided in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, immediate family members if involved in Company transactions and organizations, including charitable, where the foregoing have a material relationship or interest to such organization. Affiliates are defined in the Transaction Policy as “affiliates” as provided in Sections 23A and 23B of the Federal Reserve Act and Regulation W issued by the Board of Governors of the Federal Reserve System, and can include anyone that controls, that is under common control with, or that is controlled by the Company, investment funds where an affiliate is a fund investment advisor, and “executive officers”, “directors”, “principal shareholders”, “related interests” of a person, “insider”, “immediate family” and “Subsidiary” as defined in Regulation O issued by the Board of Governors of the Federal Reserve System.

The Transaction Policy is administered through the Company’s Audit Committee with appropriate involvement and input from the Company’s Audit, Legal and Compliance Departments (collectively, the “Committee”). The Audit Committee (i) has the responsibility to interpret and enforce the Transaction Policy, (ii) may amend the Transaction Policy from time to time and (iii) may delegate administrative responsibilities within the Company or to third parties as the Audit Committee deems appropriate to accomplish the objectives of the Transaction Policy. All transactions covered by the Transaction Policy are prohibited unless approved or ratified by the Audit Committee and, when determined necessary by the Audit Committee pursuant to the Related Transaction Policy, the Company’s Board of Directors.

Transactions involving Affiliates that are subject to the Transaction Policy include extensions of credit, purchase or sale of loans, referrals or brokerage of loans, indebtedness to another “member bank” or correspondent bank, purchases of or investments in securities, purchase or sale of services, goods and other assets, issuance of guarantees, acceptances or letters of credit and third party transactions where an Affiliate benefits from transaction proceeds.

Transactions involving Related Parties that are subject to the Transaction Policy include transactions where there is a direct or indirect interest by the Related Party and the amount involved is over $120,000.

Transactions covered by the Transaction Policy are required to be referred to the Committee. The Compliance Department is responsible for coordinating the performance of appropriate legal research and obtaining opinions regarding the disposition of the transaction, and communicating such information to the Committee with recommendations, including if any regulatory application needs to be prepared to report or obtain authorization of the transaction. The Audit Committee will approve, ratify, recommend change to or deny the transaction, or schedule the referral for follow up reporting or presentations. Material transactions and transactions covered by Regulation O are required to be referred by the Audit Committee to the Company’s Board of Directors for disposition.

SHAREHOLDER PROPOSALS

Shareholder Proposals for Inclusion in the 2014 Proxy Statement

The Corporation’s shareholders are entitled to submit proposals to be included in our proxy materials for the Annual Meeting of Shareholders in 2014, provided that these matters are appropriate for shareholder action and that the shareholder complies with all of the applicable rules and requirements set forth in the rules and regulations of the Securities and Exchange Commission, including Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, shareholder proposals must be received by our Corporate Secretary at 1015 Penn Ave., Wyomissing, Pennsylvania 19610 no later than December 31, 2013.

Director Nominations and Other Shareholder Proposals for Presentation at the 2014 Annual Meeting

Our Amended and Restated Bylaws require advanced notice of any proposal of business to be brought before an annual meeting by a shareholder that will not be included in our proxy materials, including any such proposal for the nomination for election of a director. Any such shareholder proposal must be a matter appropriate for shareholder action that complies with the procedural requirements of the Corporation’s Amended and Restated Bylaws and for which written notice is received by our Corporate Secretary at 1015 Penn Ave., Wyomissing, Pennsylvania 19610 not later than the 90th day and not earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting (unless the date of the next Annual Meeting has been changed by more than 30 days from the first anniversary date, in which case the Amended and Restated Bylaws provide alternative dates for timeliness). Accordingly, any shareholder who wishes to have a nomination or other business considered by shareholders at the 2014 Annual Meeting must deliver written notice to the Corporate Secretary (containing the information required by the Amended and Restated Bylaws) no earlier than January 30, 2014, and no later than March 1, 2014. Any proposal received outside of these dates will be considered untimely. For proposals that are timely filed, the Corporation retains discretion to vote proxies it receives provided (i) the Corporation includes in its proxy statement advice on the nature of the proposals and how it intends to exercise its voting discretion, and (ii) the proponent does not issue a proxy statement in accordance with the procedures under Section 14a-4(c)(2) of the Exchange Act.

OTHER BUSINESS

The Board of Directors does not know of any other business to come before the meeting. However, if any additional matters are presented at the Annual Meeting, it is the intention of persons named in the accompanying proxy to vote the proxy in accordance with their judgment on those matters.

ANNUAL REPORT

A copy of our Annual Report for the fiscal year ended December 31, 2012, containing, among other things, financial statements examined by our independent registered public accounting firm, was mailed with this Proxy Statement on or about April 29, 2013, to the shareholders of record as of the close of business on April 22, 2013.

Upon written request of any shareholder, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the financial statements and schedules, required to be filed with the SEC may be obtained, without charge, from the Company’s Corporate Secretary at 1015 Penn Ave., Wyomissing, Pennsylvania 19610. The Annual Report on Form 10-K can also be obtained by going to the Corporation’s website at www.customersbank.com by clicking on “About Us” followed by “Investor Relations” and then “Annual Report”, or by going to https://www.proxyvote.com.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

Glenn A. Yeager, Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 28, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 28, 2013. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Broadridge Corporate Issuer Solutions PO BOX 1342 Brentwood, NY 11717 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except The Board of Directors recommends you vote “FOR” two Class II directors of the Company to serve a three-year term. Election of Directors Nominees 01 John R. Miller 02 Daniel K. Rothermel The Board of Directors recommends you vote “FOR” the following proposal: To ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013. NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors recommendations. The proxies are authorized to vote, in their discretion, as to all other matters that may come before the 2013 Annual Meeting. For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting Yes No 0000176900_1 R1.0.0.51160 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . CUSTOMERS BANCORP, INC. Annual Meeting of Shareholders May 29, 2013 9:00 AM This proxy is solicited by the Board of Directors Of Customers Bancorp, Inc. The undersigned shareholder(s) hereby appoint(s) Jay Sidhu and Glenn Yeager or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Voting Common Stock of CUSTOMERS BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on May 29, 2013, at the Crowne Plaza Hotel, 1741 Papermill Road, Reading, Pennsylvania, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The proxies are authorized to vote, in their discretion, as to all other matters that may come before the 2013 Annual Meeting. Continued and to be signed on reverse side 0000176900_2 R1.0.0.51160